UNITED STATED
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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MEREDITH CORPORATION
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
December 29, 2021
NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and class B stock of Meredith Corporation ("Meredith" or the "Company") will be held on Wednesday, December 29, 2021 at 10:00 a.m. Central Standard Time. Due to concerns relating to the COVID-19 pandemic, and in the interest of providing the safest environment possible, we will be holding this year's Annual Meeting of Shareholders (the "Annual Meeting") in virtual format only. You will be able to attend the 2021 Annual Meeting online by preregistering at www.proxydocs.com/mdp using the control number from your proxy card or on instructions that accompanied your proxy materials. A unique link for the virtual meeting will be sent approximately one hour prior to the start of the meeting. Shareholders will not be able to attend the meeting in person. The meeting will be held for the following purposes:
1.To elect three Class II directors for terms expiring in 2024;
2.To approve, on an advisory basis, the executive compensation program for the Company's named executive officers ("NEOs") as described in this Proxy Statement;
3.To ratify the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the year ending June 30, 2022;
4.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
By resolution of the Board of Directors ("the Board") of Meredith, only holders of record of the Company's common stock and class B stock at the close of business on October 26, 2021 are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.
It is important that your shares are represented. We encourage you to vote your shares as promptly as possible using your proxy card or via the Internet or telephone as instructed further below in the Proxy Statement, whether or not you plan to attend the virtual meeting.
As previously announced, we have entered into an Agreement and Plan of Merger, dated as of May 3, 2021, as amended June 2, 2021 and October 6, 2021, by and among Gray Television, Inc. (“Gray”), Gray Hawkeye Stations, Inc., a wholly-owned subsidiary of Gray (“Gray Merger Sub”), and Meredith (the “Gray Merger Agreement”), pursuant to which Meredith, Gray and Gray Merger Sub agreed to effect the acquisition of Meredith immediately after and subject to the consummation of the spin-off of the Company’s National Media Group and corporate operations to the Company’s shareholders (the “Spin-Off”). As a result of the merger contemplated by the Merger Agreement (the “Gray Merger”), Gray will acquire our Local Media Group business segment and Meredith will become a wholly-owned subsidiary of Gray. We expect the Spin-Off and the Gray Merger will be completed in the fourth quarter of calendar year 2021 and prior to the scheduled date of the Annual Meeting, subject to the satisfaction or waiver of closing conditions (including regulatory approvals and the receipt of Meredith shareholder approval of the Gray Merger).
We are seeking shareholder approval of the Gray Merger at a separate special meeting of shareholders that is yet to be scheduled, and the Gray Merger will not be presented to shareholders for approval at the Annual Meeting. We presently expect that meeting will occur before the Annual Meeting. Since Meredith will cease to be a public company upon the closing of the Gray Merger, if the Gray Merger closes on or before the December 29, 2021 date for the Annual Meeting, we intend to cancel the Annual Meeting.
By Order of the Board of Directors,

JOHN S. ZIESER
Chief Development Officer
General Counsel
Des Moines, Iowa
October 27, 2021
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on December 29, 2021: This Proxy Statement and the 2021 Annual Report to Shareholders (the "Annual Report") are available at www.proxydocs.com/mdp. These documents are also posted on our website at https://ir.meredith.com/investors.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
December 29, 2021

ABOUT THE 2021 ANNUAL MEETING
This Proxy Statement, along with Meredith's Annual Report, is being sent to shareholders on or about November 11, 2021 in connection with the solicitation of proxies by the Board. The proxies are to be used in voting at the Annual Meeting of holders of common stock and class B stock of the Company, to be held virtually via a live webcast on the internet on Wednesday, December 29, 2021 at 10:00 a.m. Central Standard Time, and at any adjournment or postponement thereof. The cost of soliciting proxies will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no additional compensation for such solicitation activities.
As previously announced, we have entered into the Gray Merger Agreement, dated as of May 3, 2021, as amended June 2, 2021 and October 6, 2021, with Gray and Gray Merger Sub, pursuant to which Meredith, Gray and Gray Merger Sub agreed to effect the acquisition of Meredith immediately after and subject to the consummation of the Spin-Off. As a result of the Gray Merger, Gray will acquire our Local Media Group business segment and Meredith will become a wholly-owned subsidiary of Gray. We expect the Spin-Off and the Gray Merger will be completed in the fourth quarter of calendar year 2021 and prior to the scheduled date of the Annual Meeting, subject to the satisfaction or waiver of closing conditions (including regulatory approvals and the receipt of Meredith shareholder approval of the Gray Merger).
We are seeking shareholder approval of the Gray Merger at a separate special meeting of shareholders that is yet to be scheduled, and the Gray Merger will not be presented to shareholders for approval at the Annual Meeting. We presently expect that meeting will occur before the Annual Meeting. Since Meredith will cease to be a public company upon the closing of the Gray Merger, if the Gray Merger closes on or before the December 29, 2021 date for the Annual Meeting, we intend to cancel the Annual Meeting.

VOTING PROCEDURES
Who Is Entitled to Vote?
Only shareholders of record at the close of business on October 26, 2021 (the "record date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On the record date, there were issued and outstanding 40,741,018 shares of common stock, each entitled to one vote at the Annual Meeting. On the record date, there were issued and outstanding 5,060,957 shares of class B stock, each entitled to ten votes at the Annual Meeting, for a total of 91,350,588 votes.
How Can I Vote Without Attending the Annual Meeting?
You can vote by proxy without attending the meeting. We are again taking advantage of the Securities and Exchange Commission (the "SEC") rules that allow companies to furnish proxy materials to their shareholders over the Internet. On or about October 27, 2021, we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this Proxy Statement and our 2021 Annual Report online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail by following the instructions listed on the Notice. The Notice also contains instructions for voting over the Internet or by telephone.

If you are a holder of record and have requested and received a paper copy of our proxy materials, you may also vote by following the instructions on the proxy card that are included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the virtual Annual Meeting:
1.Vote by Mail: You may vote by marking the proxy card, dating and signing it, and returning it in the postage-paid envelope provided. Please mail your proxy card promptly to ensure that it is received prior to the closing of the polls at the Annual Meeting. If you vote by returning a proxy card, you do NOT need to vote over the Internet or by telephone.
2.Vote by Internet: You may also vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Central Standard Time of the day prior to the Annual Meeting. Internet voting is available 24 hours a day. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. If you vote via the Internet, you may incur costs such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.
3.Vote by Telephone: You may also vote by telephone by calling the toll-free number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Central Standard Time of the day prior to the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote over the Internet or return a proxy card.
If your shares are held in the name of your bank, broker or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker or other nominee) to be able to vote at the Annual Meeting. Please contact your bank, broker or other nominee to determine whether you will be able to vote by Internet or telephone.
Please refer to the Notice or the proxy card for more information about the voting methods available to you.
How Can I Vote at the Annual Meeting?
The Annual Meeting will be held entirely online. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting after preregistering at www.proxydocs.com/mdp.
If your shares are held in the name of your bank, broker or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker or other nominee) to be able to vote at the Annual Meeting. Please contact your bank, broker or other nominee to determine whether you will be able to attend and vote at the virtual Annual Meeting.
How Can I Change My Vote?
Registered shareholders can revoke their proxy at any time before it is voted at the Annual Meeting by:
1.Delivering timely written notice of revocation to the Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023;
2.Submitting another timely, later-dated proxy using the previously mentioned approved voting methods; or
3.Attending the Annual Meeting and voting virtually.
If your shares are held in the name of a bank, broker or other nominee, please contact your bank, broker or other nominee to determine how you may change your vote prior to the Annual Meeting.
How Can I Ask Questions at the Virtual Meeting?
Shareholders may submit questions in advance of the Annual Meeting by emailing AnnualMeeting@meredith.com no later than December 27, 2021 at 5:00 p.m. Central Standard Time. Any questions submitted by email that are not pertinent to the meeting, fail to meet the rules of conduct for the meeting or do not include an 11-digit control number found on your proxy card will be excluded. Any substantially similar questions will be grouped together to provide a single response. Pre-submitted questions meeting these requirements may be answered during the Annual Meeting as time permits. In addition, live questions will be allowed during the virtual Annual Meeting within the live webcast. Any live questions found to be pertinent to the meeting and meet the rules of conduct for the meeting will be answered following the Annual Meeting and posted on the "Investors" section of our website.

What if I Have Technical Difficulties or Trouble Accessing the Virtual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number at (800) 468-9716. Technical support will be available starting at 9:30 a.m. Central Standard Time on December 29, 2021.
How Many Votes Must Be Present to Conduct Business at the Annual Meeting?
In order for business to be conducted, a quorum must be represented either virtually or by proxy at the Annual Meeting. The virtual presence or presence by proxy of a majority of the voting power of the outstanding shares eligible to vote at the Annual Meeting constitutes a quorum. Shares represented by a proxy marked WITHHOLD or ABSTAIN will be considered present at the Annual Meeting for purposes of determining a quorum.
How Many Votes Am I Entitled to Cast?
You are entitled to cast one vote for each share of common stock you own on the record date. You are entitled to cast ten votes for each share of class B stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors.
How Many Votes Are Required to Elect Directors?
Directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Only votes cast FOR a nominee will be counted. An instruction to WITHHOLD authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote AGAINST the nominees. Abstentions and broker non-votes will have no effect on the director election since only votes FOR a nominee will be counted.
How Many Votes Are Required to Approve, on an Advisory Basis, the Executive Compensation ("Say-on-Pay") for the Company's NEOs?
The affirmative vote of the majority of the votes cast is required to approve the executive compensation program, meaning that the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
How Many Votes Are Required to Ratify the Appointment of KPMG as Meredith's Independent Registered Public Accounting Firm?
The affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG, meaning that the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
How Many Votes Are Required to Approve Other Matters?
Unless otherwise required by law or the Company's Restated Bylaws ("Bylaws"), the affirmative vote of a majority of the votes cast on a given proposal is required to approve other matters that may properly come before the Annual Meeting.
Abstentions and broker non-votes will not be counted as votes cast on these proposals and therefore will have no effect on the results of the vote on these proposals.
Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?
If you are the beneficial owner of shares held in street name by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to discretionary items, but will not be permitted to vote the shares with respect to non-discretionary items (those shares are treated as broker non-votes). The ratification of the appointment of KPMG (Proposal Three) is a discretionary item. The election of directors (Proposal One) and the advisory vote on Say-on-Pay (Proposal Two) are non-discretionary items. A broker or other nominee will not be permitted to vote shares without instructions from the beneficial owners on Proposals One or Two.

Who Represents My Proxy at the Annual Meeting?
If you do not vote virtually at the Annual Meeting but have voted your shares over the Internet, by telephone or by signing and returning a proxy card, you have authorized the persons named as proxies, as designated by the Board, to represent you and to vote your shares as instructed.
What if I Return a Proxy Card but Do Not Provide Specific Voting Instructions for Some or All of the Items?
All shares that have been properly voted — whether by Internet, telephone or mail — will be voted at the Annual Meeting in accordance with your instructions unless such vote has been revoked. If you sign a proxy card but do not give voting instructions, the votes represented by the proxy will be voted as recommended by the Board and at the discretion of the persons named as proxies upon such matters not presently known or determined that may properly come before the meeting. The Board recommends a vote FOR the election of the director nominees, FOR the approval, on an advisory basis, of the executive compensation for the Company's NEOs, and FOR the ratification of the appointment of KPMG as the Company's independent registered public accounting firm for fiscal 2022.
What if Other Matters Are Voted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies will have the discretion to vote on those matters for you. At the date of filing this Proxy Statement with the SEC, the Board did not know of any other matters to be raised at the Annual Meeting.
How Do I Vote if I Participate in the Meredith Savings and Investment Plan (the "401(k) Plan")?
If you are a participant in the Company's 401(k) Plan, you have the right to give instructions to the respective plan administrator as to the voting of the shares of stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. In this regard, please indicate your voting choices by voting online using the instructions on the Notice that has been sent to you, or by voting using the methods as described on the proxy card if you have requested hard copies of the proxy materials. If you hold shares in the 401(k) Plan and do not vote your shares, those shares will be voted by the plan administrator in the same percentage as the shares held in the 401(k) Plan for which directions are received.
What is the effect of the pending transactions with Gray and About, Inc. ("Dotdash")?
As previously announced, we have entered into the Gray Merger Agreement with Gray and Gray Merger Sub, pursuant to which Meredith, Gray and Gray Merger Sub agreed to effect the acquisition of Meredith immediately after and subject to the consummation of the Spin-Off. As a result of the Gray Merger, Gray will acquire our Local Media Group business segment and Meredith will become a wholly-owned subsidiary of Gray. We expect the Spin-Off and the Gray Merger will be completed in the fourth quarter of calendar year 2021 and prior to the scheduled date of the Annual Meeting, subject to the satisfaction or waiver of closing conditions (including regulatory approvals and the receipt of Meredith shareholder approval of the Gray Merger).
We are seeking shareholder approval of the Gray Merger at a separate special meeting of shareholders that is yet to be scheduled, and the Merger will not be presented to shareholders for approval at the Annual Meeting. We presently expect that the special meeting will occur before the Annual Meeting. Since Meredith will cease to be a public company upon the closing of the Merger, if the Merger closes on or before the December 29, 2021 date for the Annual Meeting, we intend to cancel the Annual Meeting.
Separately, we also recently announced that we have also entered into an Agreement and Plan of Merger (the “Dotdash Merger Agreement”), dated as of October 6, 2021, by and among Meredith, Meredith Holdings Corporation, an Iowa corporation and a wholly-owned subsidiary of Meredith (“SpinCo”), Dotdash, a Delaware corporation, and, solely for the limited purposes set forth herein, IAC/InterActiveCorp, a Delaware corporation (“IAC”), pursuant to which we, Meredith Holdings, Dotdash, IAC and, following the execution and delivery of a joinder by an Iowa corporation and wholly-owned subsidiary of Dotdash formed in accordance with the Dotdash Merger Agreement (“Dotdash Merger Sub”). Pursuant to the Dotdash Merger Agreement, Dotdash will acquire SpinCo (which will consist of our National Media Group, which comprises our Digital and Magazine businesses, the MNI and People TV businesses and corporate operations at the time of the acquisition) through the merger of Dotdash Merger Sub with and into SpinCo, with SpinCo surviving the merger as a wholly-owned subsidiary of Dotdash (the “Dotdash Merger”).
Our shareholders are not required to vote on the Dotdash Merger and we are not seeking shareholder approval of the Dotdash Merger. The Dotdash Merger was unanimously approved by Meredith’s Board and Meredith, as the sole shareholder of SpinCo.

PROPOSAL ONE – ELECTION OF DIRECTORS
Our Restated Articles of Incorporation state that the Board shall be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board. Our Corporate Governance Guidelines provide that no director may serve on the Board past the Annual Meeting following his or her 72nd birthday.
At the November 2020 Annual Meeting, the Board waived the age limitation with respect to Ms. Elizabeth E. Tallett to ensure ongoing board continuity. Ms. Tallett will continue as a Class III director until the November 2022 Annual Meeting, at which time she will retire from the Board.
Mr. Thomas H. Harty, Mr. Donald C. Berg and Ms. Paula A. Kerger currently serve as Class II directors and have been nominated for reelection as Class II directors to serve for a term expiring in 2024. Should any of the nominees become unable to serve prior to the upcoming Annual Meeting, an event that is not anticipated by the Company, the proxies, except those from shareholders who have given instructions to WITHHOLD voting for the following nominees, will be voted FOR such other person or persons as the Nominating/Governance Committee may nominate. Certain information concerning each of the nominees standing for election and each of the continuing directors is set forth below.

Nominees for Election as Class II Directors – Terms to Expire in 2024
Thomas H. Harty
Chairman and Chief Executive Officer ("CEO"), Meredith Corporation

Mr. Harty, 59, is Chairman of the Board and CEO of Meredith Corporation and was elected to the Board in August 2017 and Chairman of the Board following the November 2020 Annual Meeting. Mr. Harty joined Meredith in 2004 as Vice President ("VP") of its Magazine Group and subsequently served as its Chief Revenue Officer and President of Consumer Magazines. He was named National Media Group President in 2010 and President and Chief Operating Officer ("COO") in August 2016. He was elected as President and CEO in February 2018. Immediately prior to joining Meredith, Mr. Harty was Senior Vice President ("SVP") for The Golf Digest Companies, a division of Advance Publications. His broad media company experience includes key leadership positions with TV Guide, Reader’s Digest, The New York Times Company, Forbes and Gruner + Jahr USA. Mr. Harty serves on the Board of Directors of the Association of Magazine Media where he is former Chair of the Board. Mr. Harty has been a major contributor to the Company’s success since joining Meredith. His history with the Company and his expertise in the industry provide unparalleled insight to the Board.

Donald C. Berg
President, DCB Advisory Services

Mr. Berg, 67, has been a member of the Board since 2012 and serves as Chairman of the Audit Committee. Mr. Berg is currently President of DCB Advisory Services, a consulting firm to food and beverage companies from multinational conglomerates to start-up companies. Previously, Mr. Berg was Executive Vice President ("EVP") & Chief Financial Officer ("CFO") of Brown-Forman Corporation, a family-controlled public company, until April 2014. In addition to his role as CFO, during his 26 year career at Brown-Forman, Mr. Berg held various executive positions, including President of its emerging market division; President of its largest operating group, the Americas; the head of its strategic planning function; and the director of its mergers and acquisitions group. Mr. Berg joined the Board of Directors of Gildan Activewear in February 2015, and has served as Chairman of the Board since May 2019. Before serving as Chairman of the Board, he served as Chair of the Compensation and Human Resources Committee and as a member of the Audit/Finance and Governance and Social Responsibility Committees. He provides financial expertise, strategic development and international business experience to the Board.

Paula A. Kerger
President and CEO, Public Broadcasting Service ("PBS")

Ms. Kerger, 63, joined the Board in November 2018 and serves as a member of the Human Resources and Compensation Committee and the Nominating/Governance Committee. Ms. Kerger is currently President and CEO of PBS, the nation's largest non-commercial media organization with nearly 350 member stations. Having joined PBS in March 2006, Ms. Kerger is the longest-serving President and CEO in PBS history. Previously, Ms. Kerger was EVP and COO at Educational Broadcasting Corporation, the parent company of Thirteen/WNET and WLIW21 New York, for more than a decade. Ms. Kerger's leadership experience within the broadcasting and digital media industries provides valuable insights to our overall business strategy.

The Board recommends a vote FOR each of the nominees for director, as listed above. Unless you specify otherwise, the accompanying proxy will be voted FOR the nominees named above.

Directors Continuing in Office as Class III Directors – Terms to Expire in 2022
D. Mell Meredith Frazier
Vice Chairman, Meredith Corporation

Ms. Frazier, 65, has been a member of the Board since 2000 and was elected Vice Chairman in 2010. She is Chairman of the Nominating/Governance Committee and a member of the Human Resources and Compensation Committee. She is also the Chairman of the Board of the Meredith Corporation Foundation. Ms. Frazier began her career at Meredith in 1976, holding various positions throughout the Company, including editorial, financial, marketing and production positions in publishing; acquisition and financial analysis in broadcasting; and various corporate staff positions through 2003. As a fourth-generation member of the Meredith family, she holds a deep appreciation of the values and societal roles of the Company throughout its history. In addition, her previous service as an employee in various positions throughout the Company allows her to share a singular perspective with the Board.

Beth J. Kaplan
Managing Member, Axcel Partners, LLC

Ms. Kaplan, 63, was elected to the Board in January 2017 and serves as Chairman of the Human Resources and Compensation Committee and a member of the Audit Committee. She is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies. Ms. Kaplan served as President and COO at Rent the Runway from 2013 to 2015 and continues to serve on the Board of Directors. She also served as President and Chief Merchandising and Marketing Officer from 2008 to 2011, and as a director in 2011 at General Nutrition Centers, Inc. ("GNC") where she played an integral role in the company's 2011 initial public offering. Prior to GNC, Ms. Kaplan served as EVP and General Manager at Bath & Body Works; EVP of Marketing and Merchandising at Rite Aid Drugstores; and President and General Manager of the Cosmetics and Fragrance division at Procter & Gamble. Ms. Kaplan also serves on the Boards of the Howard Hughes Corporation, a commercial, residential and mixed-use real estate company, serving on the Audit and Risk Committee, and Crocs, a footwear company, serving on the Compensation Committee. Ms. Kaplan provides valuable industry experience leading top female brands.

Christopher Roberts III
EVP and Global General Manager - Food and Beverage Division, Ecolab

Mr. Roberts, 59, was elected to the Board in February 2019 and serves as a member of the Audit Committee. Mr. Roberts is an EVP and Global General Manager at Ecolab leading their food and beverage division which provides cleaning, sanitizing and other solutions to food and beverage processors throughout the world. Mr. Roberts was previously EVP and Chief Customer Officer for Land O’Lakes, Inc., a Fortune 200 food and agribusiness corporation with operations and services in 60 countries spanning agricultural supply, animal feed and value-added dairy products and ingredients. He was also a member of its Executive Committee. Prior to Land O’ Lakes, Mr. Roberts held positions of increasing responsibility at Cargill Inc. which included serving as President of Cargill Food service North America and President of its Value Added Protein and Kitchen Solutions businesses. Mr. Roberts began his career in leadership roles first at PepsiCo Inc. and later at The Coca Cola Company, Inc. Mr. Roberts has relevant consumer packaged goods experience which proves to be beneficial to the Board as a whole.

Elizabeth E. Tallett
Healthcare Industry Consultant

Ms. Tallett, 72, was first elected to the Board in 2008 and was elected Lead Independent Director in 2020. From 2002 to 2014, Ms. Tallett was Principal at Hunter Partners, LLC, a management company for early to mid-stage pharmaceutical, biotech and medical device companies. She continues to operate as a consultant to early stage pharmaceutical and healthcare companies. Ms. Tallett also serves on the Boards of Qiagen, N.V., serving as Chairman of the Compensation and Human Resources. Committee and a member on the Audit and Nominating and ESG Committees; Anthem, Inc., serving as Chair of the Board and on the Compensation and Talent, and Nominating and Governance Committees; and Moderna, Inc. serving as chair of the Audit Committee and a member of the Compensation Committee. In addition to her leadership and financial management in pharmaceutical and biotechnology firms, she brings executive-level experience in multinational companies, international operations, economics, strategic planning, marketing, product development and acquisitions and mergers.

Directors Continuing in Office as Class I Directors – Terms to Expire in 2023
Donald A. Baer
Senior Partner, Brunswick Group

Mr. Baer, 67, was elected to the Board in November 2014 and serves as a member of the Audit Committee and the Nominating/Governance Committee. He currently serves as a Senior Partner of Brunswick Group. Previously, Mr. Baer was Global Chairman of Burson Cohn & Wolfe, a leading advertising, marketing and communication services firm; Worldwide Chair and CEO of Burson-Marsteller, a strategic communications firm; and Chairman of Penn, Schoen & Berland, a research firm. Prior to those positions, Mr. Baer was Senior Executive Vice President for Strategy and Development and an executive committee member of Discovery Communications and served as White House Senior Advisor to President Bill Clinton. Mr. Baer currently serves as Chair of the Board of Directors of PBS and is a member of the Advisory Board of NewsGuard. Mr. Baer brings a broad and deep understanding of media and marketing industries, strategic communications and governmental policy.

Gregory G. Coleman
Executive in Residence, Lerer Hippeau Ventures

Mr. Coleman, 67, was elected to the Board in May 2020 and serves as a member of the Audit Committee. He is Executive in Residence at Lerer Hippeau Ventures and sits on numerous boards at the intersection of technology, media and advertising including BuzzFeed Japan, LoopMe and Botify. Most recently, he was the President of BuzzFeed and advertising technology company Criteo. He has previously held roles as President and Chief Revenue Officer at the Huffington Post and EVP of Global Sales at Yahoo. Mr. Coleman was formerly SVP of Reader’s Digest Association and President of U.S. Magazine Publishing. At CBS, Inc., he spent 10 years leading advertising efforts for Woman’s Day as VP and National Sales Manager. Mr. Coleman's diverse set of media business experiences provides valuable insight for growth opportunities.

CORPORATE GOVERNANCE
Our Company was founded upon service to our customers and we are committed to building value for our shareholders. Our products and services continue to distinguish themselves on the basis of quality, customer service and value that can be trusted. Consistent with these principles, Meredith strives to uphold the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency and to maintain full compliance with the laws, rules and regulations that govern Meredith's businesses.

Corporate Social Responsibility
At Meredith, we take pride in supporting the communities in which we operate—and beyond. Our employees actively participate in those efforts and help us to cultivate a strong, ethical and responsible business culture. The following section highlights some of our environmental, social and governance (“ESG”) efforts, which are discussed in more detail in our ESG Report, available on the Social Responsibility page of our website. Please note that information found on, or accessible through, our website is not a part of, and is not incorporated, into this Proxy Statement.
Our ESG work is led by an ESG Leadership Council (the “Council”), convened by our Chairman and CEO, Mr. Harty, in fiscal 2021. The members of the Council, who are the most senior leaders of our Company meet at least quarterly to oversee, track and manage ESG commitments and activities across the enterprise. Our ESG actions have been prioritized according to stakeholder research conducted in fiscal 2021 and a resulting materiality matrix.
Environmental Initiatives
We work each day to deepen consumer relationships and deliver maximum value to advertisers and investors, with minimal impact on the planet. We are committed to becoming more environmentally sound in our daily operations and value chain. That includes responsibly sourcing the paper we use for publishing, conserving energy and reducing greenhouse gas emissions, improving our recycling and waste management program, and managing water use.
Diversity, Equity and Inclusion
Diversity, Equity and Inclusion ("DEI") are at the heart of our core values, and we have made it a priority to foster a work environment where every employee feels welcomed and valued. Meredith believes in and strives for an environment based on respect for all individuals and provides equal employment opportunity to all people, regardless of race, color, national origin/ethnicity, gender identity/gender expression, creed, religion, age, disability, sexual orientation, marital status, military service or any other characteristic. We are committed to these components of our diversity efforts:
•Increasing employee diversity across the organization;
•Facilitating inclusion efforts within the workplace;
•Creating education and awareness opportunities; and
•Effectively communicating our diversity, equity and inclusion initiatives and strategies inside and outside of the organization.
•Our DEI activities are organized around four pillars:
•Education: Providing unconscious bias and other relevant training, along with engagement on a variety of DEI topics through our eight Employee Resource Groups. They are conduits of workplace culture that educate our staff on the value of diversity, equity and inclusion; and share customs, characteristics, traditions and priorities of various employee communities.
•Recruitment: Reaching a more diverse group of candidates to bring into the recruitment process by organizing the hiring process across the organization, enhancing the interview process to include a focus on competency-based behavioral questions and partnering with diverse professional networks to expand our recruitment efforts. Baseline statistics of staff diversity both company-wide and by business unit are available on our website.
•Retention: Creating an environment for all employees to be managed in a way that positions them for success.
•Communication: Keeping employees, consumers and other stakeholders informed of our DEI strategies and progress through open communication and transparency.
•Chairman and CEO Mr. Harty is a member of CEO Action for Diversity and Inclusion, the largest CEO-driven business commitment to advance diversity and inclusion within the workplace.
•We have been certified as Gender Fair™ for achieving that organization’s standards in leadership, employee policies, advertising, diversity reporting and philanthropy. Our commitment to gender equality begins within our workforce and extends into every facet of our business.
•We and all of our national brands have undergone GEM™ certification. GEM™ is a data-tracking gender equality measure to help identify best-in-class advertising and programming that supports girls and women. We are the first-ever GEM-certified publisher, and The Foundry, owned by Meredith, is the first GEM-certified content agency.
•In 2018, we announced a partnership with the Association of National Advertisers on a new industry-wide initiative called #SeeHer, focused on ensuring women and girls are accurately portrayed in advertising and media and eliminating the unconscious gender bias that currently exists in programming and advertisements.
Talent Management
In addition to our DEI initiatives, we prioritize our people and the communities in which we operate in several ways.
•Compensation and Benefits: We deliver a total rewards package (compensation and benefits) to attract, retain and motivate our employees. Competitive compensation is a Meredith cornerstone, and we have strong practices in place to support the well-being of all employees.
•Employee Engagement: In order to better inform the development of, and the resulting impact from, our human resources initiatives, we survey our employees periodically to monitor their satisfaction and engagement.
•We take pride in having a culture of highly engaged employees, which we believe is largely driven by our approach to performance management. It is a two-way conversation where employees are encouraged to provide their manager feedback on how he, she or they can best support day-to-day activities and interactions while helping employees achieve their longer-term career goals. This approach enhances employee engagement, but also ensures that performance standards are applied fairly and reasonably and that they maintain a focus on continuous improvement. Demonstrated successful performance is rewarded with appropriate increases in pay and promotional opportunities, when they arise.

Other Social Issues
We support local communities through our many philanthropic efforts and donations.
•We donate approximately $3.7 million each year to nonprofit organizations, including a total of $250,000 divided among five organizations working to stop Asian American and Pacific Islander hate.
•Our matching gifts program funds nonprofit organizations based on employee financial contributions and volunteer hours. We match each employee’s gifts up to $5,000 per fiscal year.
•We partner with Rebuilding Together to complete projects across the country to help preserve homeownership for the elderly, veterans and low-income citizens.
•Our National and Local Media brands have extensive charitable giving initiatives, which are discussed in more detail in our ESG Report, available on our website.
Corporate Governance
We strive for the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency and to maintain full compliance with the laws, rules and regulations that govern our businesses.
•Corporate ethics, integrity and compliance with the law are essential to our success, and we have always adhered to the highest standards as we conduct our business. Our Code of Business Conduct and Ethics is posted on meredith.com, in addition to our Business Partner Code of Conduct and policies related to human rights, worker rights and health and safety.
•Our commitment to DEI is reflected in the makeup of our Board of Directors. More than half of the directors are women or Black, Indigenous and People of Color, and we have been recognized by 50/50 Women on Boards for achieving a gender-balanced board.
•In fiscal 2021, we created a Business Diversity and Social Responsibility program to facilitate alignment with suppliers and other business partners that share our values.
Data
Our readers and viewers entrust us to keep their data safe and to manage it responsibly. We honor that trust by diligently securing audience data and helping individuals control how and when their personal information is used in our systems and with our advertising partners.
Integrity
Our business is built on creating original content and serving our audiences, who turn to our brands as trusted sources of news, information, inspiration and entertainment. Maintaining journalistic integrity is the core of our value proposition—it’s what entices, empowers, inspires and engages our readers and viewers and attracts advertisers who need to reach them, and it’s how we distinguish ourselves in a crowded media marketplace. We are committed to safeguarding the independence of our editorial boards and content, and upholding high standards for the accuracy and value of our content both editorially and in the advertising we publish.

Board Leadership Structure
The Company’s businesses are overseen by the Board, which currently has nine members and eight directors are independent under the New York Stock Exchange ("NYSE") rules. The Board has three standing committees, Audit, Nominating/Governance, and Human Resources and Compensation, all of which are comprised entirely of independent directors. Each committee has its own charter and the chairman of each committee reports to the Board at each regular meeting.
The Board has no specific policy with respect to the separation of the offices of Chairman and CEO. The Board believes this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make this determination on a periodic basis. Our current Board leadership structure combines these roles, with Mr. Harty acting as Chairman and CEO. In addition, the Board elected Ms. Frazier, an independent director under the NYSE rules, to serve as Vice Chairman and as Chairman of the Nominating/Governance Committee.

Mr. Harty has primary responsibility for managing the Company’s businesses, designing, developing and establishing strategic plans and providing leadership to the management team, all subject to the Board’s direction and review. As Chairman of the Board, Mr. Harty is the key link between the Board and other members of management, as well as between the Board and the Company’s shareholders. Because of his day-to-day knowledge of the Company’s operations and challenges in his role as CEO, he is well- suited to provide leadership to the Board and guide its deliberations and activities.

Ms. Frazier, an independent director, serves as Vice Chairman and as Chairman of the Nominating/Governance Committee. Ms. Frazier presides at the executive sessions of independent, non-management directors. Each year the Nominating/Governance Committee recommends its nominees for Chairman of the Board, members and chairman for each standing committee.
As Vice Chairman, Ms. Frazier works closely with the Chairman to ensure that the Board’s procedures, processes and communications reflect sound corporate governance. She chairs executive sessions of the independent, non-management directors and counsels collectively and individually with the members of the Board to utilize their individual capabilities to the Board’s best advantage. She collaborates with the Chairman to organize and establish the Board agenda, works to ensure there is sufficient time for discussion of agenda items and oversees the circulation of timely and relevant information to directors. The Board believes at this time this leadership structure enhances Board effectiveness in performing its oversight role and furthers the policies and procedures of the Board.
Effective November 2020, the Board elected Ms. Tallett as Lead Independent Director. Ms. Tallett collaborates with the Chairman and Vice Chairman on setting agendas for Board meetings, including executive sessions; has the authority to call meetings of the independent directors; briefs the CEO on issues arising in the non-management executive sessions; serves as a conduit to the CEO of views, concerns and issues of the independent directors; facilitates discussion among the independent directors on key issues outside of Board meetings; and provides advice and counsel to the Board as requested.

Board's Role in Risk Oversight
Risk is an integral part of the Board and committee deliberations throughout the year. The Board is responsible for and oversees the Company's risk management process through regular discussion of the Company's risks with management both during and outside of regularly scheduled Board meetings. The Board considers, as appropriate, risks, among other factors, in reviewing the Company's strategy, business plan, budgets and major transactions. Each of the Board's committees assist the Board in overseeing the management of the Company's risks within the areas delegated to the committee. The Company uses an enterprise risk management framework to ensure that key risk areas are identified and that oversight responsibility is assigned to the appropriate Board committee and management. Each committee has a charter that lists such committee's designated areas of responsibility for specific risk areas that might impact the Company. Board committees make regular reports addressing risk oversight to the Board at its meetings. The full Board also receives periodic information about the Company's risk areas and initiatives for addressing those risks. In addition, future risks are anticipated and discussed as part of the strategic planning process.
At least quarterly, the Audit Committee discusses with management, corporate counsel, the Company's VP of Internal Audit and the Company's independent external auditor: current business trends affecting the Company that may impact risk; litigation and ethics compliance matters; risk exposures facing the Company; steps management has taken to monitor and control such risk factors (including a subcertification program in which senior and middle managers attest to review and approval of financial disclosures with respect to which they have some responsibility); and the adequacy of internal controls that could materially affect the Company's consolidated financial statements. As part of this process, the Company's VP of Internal Audit interviews key executives regarding business strategies and areas of risk faced by the Company and its business segments. The Chairman of the Audit Committee reports to the Board at each meeting concerning its risk oversight activities.
The Human Resources and Compensation Committee oversees risks related to the Company's compensation programs and policies and reviews management's periodic reports on such risks. The Human Resources and Compensation Committee engages Willis Towers Watson & Co. ("Willis Towers Watson") to work with the Company's VP of Internal Audit as well as the Company's human resources and legal departments to develop a framework to assess the specific risks associated with the Company's compensation programs. The framework is designed to evaluate the key elements of the Company's compensation programs to determine whether such programs could reasonably be expected to have or create a material adverse effect on the Company. As part of this framework, the Company's pay philosophy, incentive plan designs, performance metrics and pay plan governance process are considered. Based on the results of the annual assessment, management and the Human Resources and Compensation Committee, with the assistance of Willis Towers Watson and the Company's internal audit and legal advisors, have concluded that any risks associated with the Company's compensation programs are not reasonably likely to have a material adverse effect on the Company.

Corporate Governance Guidelines
The Board has adopted the Company's Corporate Governance Guidelines, charters for each of the Board committees, the Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers. These documents are posted on the Investors/Corporate Governance section of the Meredith website, www.meredith.com, and are available upon written request to the Secretary of the Company, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Director Independence
Because certain members of the Meredith family, acting as a group, control more than 50% of the voting power of Meredith, the Company is a "Controlled Company" and need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. Our Board has, nevertheless, determined to comply in all respects with the NYSE rules relating to non-controlled companies. The Board currently does not have any categorical standards to assist it in determining the independence of its members other than those expressly set forth in the NYSE rules.
For purposes of the NYSE listing standards, the Board has determined that each of the following directors has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, accordingly, is independent:

Donald A. Baer	Donald C. Berg	Gregory G. Coleman
D. Mell Meredith Frazier	Beth J. Kaplan	Paula A. Kerger
Christopher Roberts III	Elizabeth E. Tallett

Nominations for Director
Director nominees are selected by the Nominating/Governance Committee in accordance with the policies and principles of its charter and the Corporate Governance Guidelines. The Committee considers independence, diversity, age, skills and experience in the context of the needs of the Board. The Committee will consider shareholder recommendations for directors that comply with the requirements set forth in "Submitting Shareholder Proposals" which appears later in this Proxy Statement. For additional information, please see "Committees of the Board" which appears later in this Proxy Statement.

Executive Sessions of Non-Management Directors
Non-management directors meet in executive session at least quarterly. The Vice Chairman or Lead Independent Director of the Board presides at these executive sessions. In their absence, the Chairman of the Nominating/Governance Committee will preside over executive sessions.

Communications with the Board
Interested parties and shareholders who wish to communicate with the Board and/or the non-management directors should address their communication to: Board of Directors, Meredith Corporation, c/o Office of the General Counsel, 1716 Locust Street, Des Moines, Iowa 50309-3023. Mail addressed in this manner will be forwarded to the Chairman of the Board. Shareholders may also deliver such communication by telephone at (866) 457-7445 or at www.meredith.ethicspoint.com.

MEETINGS AND COMMITTEES OF THE BOARD

The Board
The Board has a majority of directors who meet the criteria for independence established by the NYSE. The responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.
The Board had four regularly scheduled meetings during fiscal 2021, as did the Audit, Human Resources and Compensation and Nominating/Governance Committees. In addition, the Audit Committee had two special meetings, the Human Resources and Compensation Committee had one special meeting and the full Board had 24 special meetings. All directors attended more than 75% of the meetings of the full Board and the respective committees on which they served during fiscal 2021. The Company policy is that all directors are expected to attend the Annual Meeting. All directors attended the November 2020 Annual Meeting.

Director Stock Ownership
All directors are expected to own stock in the Company. Within five years from their initial appointment or election to the Board, each non-employee director is expected to own 7,500 shares of common stock or a number of shares of common stock equal to three times the value of non-employee director annual compensation, whichever is less. The value of shares for ownership purposes will be determined using a 200-day average stock price.
Restricted stock, restricted stock units ("RSUs") and stock equivalent units ("SEUs") count toward the required ownership but stock options do not. All of our directors have met or exceeded, or for the directors who have been on the Board for less than five years, are on track to meet or exceed the ownership requirement. For additional information on stock ownership by our officers and directors, please see "Security Ownership of Certain Beneficial Owners and Management" in this Proxy Statement.

Committees of the Board
The Corporate Governance Guidelines require the Board to have a Nominating/Governance Committee, an Audit Committee and a Compensation Committee and further provide that the Board may establish additional committees as necessary or appropriate. Previously, the Compensation Committee expanded oversight into human resources and was renamed the Human Resources and Compensation Committee. Each committee has its own charter setting forth the qualifications for membership on the committee and the purposes, goals and responsibilities of the committee. Each of these committees has the power to hire independent legal, financial or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance. The charter for each committee is available on the Investors' Section of the Company's website at www.meredith.com under the heading "Corporate Governance". The charter of each committee is also available in print to any shareholder who requests it. The following table shows the current membership for each of the standing Board committees:

Audit Committee	Human Resources and Compensation Committee	Nominating/Governance Committee
Donald A. Baer	D. Mell Meredith Frazier	Donald A. Baer
Donald C. Berg*	Beth J. Kaplan*	D. Mell Meredith Frazier*
Gregory G. Coleman	Paula A. Kerger	Paula A. Kerger
Beth J. Kaplan
Christopher Roberts III
*Committee Chairman
1.Audit Committee. The Committee is composed entirely of non-employee directors, each of whom meets the independence requirements of the NYSE listing standards, as well as the requirements of the Sarbanes-Oxley Act of 2002. Pursuant to our Audit Committee Charter, each member of the Committee, in addition to meeting the independence requirement, must be "financially literate" as contemplated under the NYSE rules. Furthermore, the Board has determined that directors Baer, Berg, Coleman, Kaplan, and Roberts III each meet the requirements to be named "audit committee financial experts" as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.
The Committee assists the Board in fulfilling its oversight responsibilities as they relate to the Company's accounting policies and internal controls, financial reporting practices and legal and regulatory compliance. It is directly responsible for the appointment, compensation and oversight of the Company's independent auditor, also referred to as "independent registered public accounting firm," and has sole authority to appoint or replace the independent auditor. In addition, the Committee maintains, through regularly scheduled meetings, open lines of communication between the Board and the Company's financial management, internal auditors and independent registered public accounting firm.

2.Nominating/Governance Committee. Pursuant to the Committee's charter, all members of this Committee are non-employee directors who meet the independence requirements of the NYSE listing standards. The Committee's purpose is to: assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting; recommend to the Board the Corporate Governance Guidelines applicable to the Company; lead the Board in its annual review of CEO succession planning and the Board's performance; recommend to the Board any changes in non-employee director compensation and recommend to the Board director nominees for each committee.
Nominees for directorship may be recommended by members of the Board, shareholders or other parties. The Nominating/Governance Committee has, from time to time, retained an executive recruiting firm whose function is to bring specific director candidates to the attention of the Committee. Current directors are contacted at the end of their terms concerning their willingness and intent to continue as a director. All nominees are considered in accordance with the policies and principles in the Nominating/Governance Committee Charter. The Committee is responsible for reviewing with the Board the requisite skills and characteristics of director nominees. It assesses nominees' qualifications for independence as well as other considerations. The Committee's first priority is to seek the most qualified and experienced candidates possible. A person considered for nomination to the Board must be a person of high integrity and ethics. While the Committee does not have a formal diversity policy, it seeks to ensure that the Board maintains an appropriate mix of experience, characteristics, skills and background to provide the Board and the Company with sound and effective input and guidance. In addition, while the Committee has not adopted a policy with respect to nominations made by shareholders, it will consider nominations that are submitted in accordance with the Company's Bylaws. For additional information on submitting a nomination for a director, please see "Submitting Shareholder Proposals" later in this Proxy Statement.
3.Human Resources and Compensation Committee. Pursuant to the Committee charter, all members of this Committee are non-employee directors who meet the independence requirements of the NYSE listing standards. The Committee has overall responsibility for evaluation and approval of officer compensation plans, policies and programs. The Committee reviews and approves corporate officers' salaries; approves, prior to adoption, any officer or management incentive, bonus, stock plans or agreements and administers such plans as required. The Committee also reviews and approves executive development and succession planning, employee engagement, and diversity and inclusion, including pay equity and provides Board oversight of Company culture and human capital initiatives.

Compensation Committee Interlocks and Insider Participation
All members of the compensation committee are independent directors. No executive officer of the Company serves on the Board or Human Resources and Compensation Committee of any other company for which any directors of Meredith served as an executive officer at any time during fiscal 2021.

PROPOSAL TWO – APPROVAL OF ADVISORY RESOLUTION
ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")
The Company is seeking an advisory vote from its shareholders with respect to compensation awarded to its NEOs for fiscal 2021. Our executive compensation program is described in detail in the Compensation Discussion and Analysis and the related compensation tables and other narrative disclosures as required by the SEC which can be found in this Proxy Statement beginning in the next section.
Since the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on the Human Resources and Compensation Committee, the Board or the Company. However, the Human Resources and Compensation Committee, which is responsible for approving the overall design and administering the executive compensation program, values the opinions of the shareholders and will take into account the outcome of the vote when making future executive compensation decisions. The Board recommends that you approve the following resolution that will be submitted for a shareholder vote at the Annual Meeting in support of the Company's executive compensation program:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company's NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion which are included in the Proxy Statement for this Annual Meeting.
Vote Required

The affirmative vote of the majority of the votes cast is required to approve the executive compensation program, meaning that the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
The Board of Directors recommends a vote FOR the approval, on an advisory basis, of this item.

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the principles underlying our compensation policies for our NEOs, who for fiscal 2021 were:
•Thomas H. Harty, Chairman and Chief Executive Officer
•Jason M. Frierott, Chief Financial Officer
•Catherine A. Levene, President – National Media Group (promoted November 30, 2020)
•Patrick J. McCreery, President – Local Media Group
•John S. Zieser, Chief Development Officer, General Counsel
Our executive compensation program is designed to provide total compensation that allows us to continue to retain our key executive talent, attract new executive talent when needed and align our executives’ interests with successful execution of our business strategy and creation of value for shareholders.

Executive Summary

FISCAL 2021 SIGNIFICANT EVENTS AND PERFORMANCE
Leadership Transition. In November 2020, Ms. Levene was promoted to President, National Media Group.

Fiscal 2021 Financial Highlights. Meredith delivered strong operational performance and progress on our stated strategies in fiscal 2021. This includes advancing our digital advertising and consumer-focused capabilities, enhancing our competitive position across our media businesses, and strengthening our financial position and flexibility. For example, we ended the year in a stronger financial and competitive position than when we started, including achieving 5% revenue growth and the 2nd highest results in Meredith’s history.

Fiscal 2021 was a transformational year, shaped by several significant strategic events:

	●	Digital advertising revenues surpassing magazine for the first time.
	●	More than $250 million of debt reduction, enabled by free cash flow.
●
Agreeing to sell the Local Media Group for $2.825 billion, representing a 10x valuation. We expect this transaction will accelerate our top financial priorities, including materially reducing debt, freeing capital to invest in future high-potential growth opportunities, and enabling capital returns to shareholders.

The combination of these events sets the stage for the proposed sale of the National Media Group business to Dotdash, in a transaction that we believe results in the unlocking of significant value for Meredith shareholders.
Key operational achievements in fiscal 2021 included:
	●	Record performance from our digital businesses, driven by:
●
Our launch of the Meredith Data Studio, which brings together our valuable first-party data and predictive insights to help customers improve returns on their advertising investments. Both the Meredith Data Studio and our new digital platform have been key factors in large client expansions with Walmart and Kroger, among others. Digital advertising revenues grew 31% in fiscal 2021.

●
Our strong brand relationships, including those with Apple and Walmart. Meredith is a leading participant in Apple’s News+ product, an immersive magazine experience that brings together more than 300 popular magazines into a curated and convenient experience within the Apple News app. With Walmart, Meredith offers sales of branded products at retail, particularly those carrying our Better Homes & Gardens brand. Meredith retained its position as the world’s second-largest licensor for the 6th straight year, according to License Global. Additionally, our multi-year partnership with Clorox, which includes our deep data and insights, has recently been expanded to licensing with the launch of the Real Simple Home Cleaning Collection available at The Container Store. Licensing revenues grew 27% in fiscal 2021.

●
Our performance marketing activities, in particular our relationship with Amazon, along with key retail partnerships with Walmart, Target and Nike. In total, our performance marketing efforts drove $1 billion in retail sales for our partners during the year. Digital and other consumer driven revenues grew 26% in fiscal 2021.

●	Enhancements to our competitive position across our media businesses.
Local Media Group achievements included:
● Record financial performance, driven by $192 million of political advertising revenues and continued growth in retransmission consent revenues.
●
Launching PEOPLE (the TV Show!), which debuted across our Local Media Group stations in September and became one of the most successful new syndicated shows of the season, contributing to its renewal through 2024.

●
Debuting a new over-the-top app in each local market that gives viewers a seamless viewing experience between mobile, tablet and smart TV. The app uses both a local recommendation engine and follow-my-device technology to give users a personalized and seamless experience.

● Creating three new hubs focused on creative services, promotional content and graphic design. These hubs increase our output and efficiency by strengthening our creativity and focus.
● Merging the master control hubs in Atlanta and Phoenix into a single Atlanta hub, improving efficiencies.
National Media Group achievements included:
● Delivering 4 percentage points of magazine advertising market share growth, bringing our total to 36%.
●
Expanding the Meredith Audience Action Guarantee ("MAAG") program. The new MAAG guarantees that a specific number of readers will take action as a result of seeing a brand campaign in Meredith magazines.

●
Selling 20 million magazines produced by our newsstand specials business, compared to 18.8 million in fiscal 2020. Our strong consumer data capabilities and high-quality brands are competitive advantages, giving us the ability to adapt quickly to changing trends and produce content consumers want under brands that have strong consumer recognition.

● Continuing to advance our video and audio strategies with exciting programming slates, including the launch of six new podcasts and nine podcast seasons.
●
Finally, we strengthened our financial position and flexibility in fiscal 2021, producing cash flow from operations and free cash flow of $399 million and $363 million, respectively. We also reduced long-term debt and net debt by $254 million and $360 million, respectively, and delivered a greater-than-one-turn reduction of our net leverage ratio to 3.7x at June 30, 2021. We finished fiscal 2021 with $240 million cash in the bank.

In addition to the many strategic and performance metrics highlighted above, we achieved several social and environmental milestones. Of note:
●
We made Sustainability Accounting Standards Board disclosures available publicly for the first time, and completed the Carbon Disclosure Project’s Forests and Climate questionnaires for the second year.

●
We earned Gender Fair certification for achieving standards in leadership and opportunity, employee policies, advertising and communications, diversity reporting and social impact related to women empowerment.

●	We've been recognized by 50/50 Women on Boards as having a gender-balanced board of directors.
●	We created a Business Diversity and Social Responsibility program to facilitate alignment with suppliers that share our values.
●	We launched our Good Impressions program that brings Meredith’s media and marketing consultation services to bear for minority owned small businesses in the communities we serve.

In summary, fiscal 2021 set the Company on a positive trajectory, with a large audience deeply engaged with our trusted brands; and digital businesses delivering record performance. Along with the pending sale of our Local Media Group business in the Gray Merger, these trends, set the stage for the proposed sale of the National Media Group business to Dotdash, in a transaction that we believe results in the unlocking of significant value for Meredith shareholders.

FISCAL 2021 COMPENSATION DECISIONS AND OUTCOMES	We design our executive compensation program to motivate and reward achievement of critical financial and operational performance objectives, and the creation of shareholder value. Our compensation decisions and outcomes during fiscal 2021 reflect our commitment to this performance-based philosophy, and also demonstrate our desire to provide compensation opportunities that are competitive, allowing us to attract and retain our executives. A summary of pay decisions in fiscal 2021are included below:
●
Due to the COVID-19 pandemic, salary and fee reductions of 40% for our CEO and board of directors, and 30% for the other NEOs, were implemented in fiscal 2020 and continued until September 2020. In addition, the short-term incentive plan was split into two six-month performance cycles, with goals for both periods established at the start of the fiscal year, to provide potential flexibility to adjust financial targets for the second six-month period should economic or business factors improve or deteriorate as a result of the pandemic.

	●	Once base salaries were reinstated, Mr. McCreery received a base salary increase of 8% from $600,000 to $650,000 in fiscal 2021 due to performance and competitive market positioning. The other NEOs did not receive base salary increases in fiscal 2021, with the exception of Ms. Levene due to her promotion to President, National Media Group.
	●	There were no changes to target short-term incentives in fiscal 2021, with the exception of Ms. Levene due to her promotion to President, National Media Group. Actual short-term incentive payouts ranged from 204% to 231% of target during fiscal 2021, reflecting our actual financial and operational performance at the Company, Local Media Group and National Media Group levels relative to goals established for the year and individual performance.
	●	The grant value of fiscal 2021 long-term incentives awarded increased by 16% for Mr. Harty and 29% for Mr. McCreery, both due to performance and competitive market positioning. Consistent with previous years, long-term incentives were awarded in a combination of stock options, time-vested RSUs and our cash based long-term incentive plan (“Cash LTIP”). In addition, a special one-time equity grant was awarded to most bonus eligible employees, including the NEOs, as recognition for efforts during the COVID-19 pandemic and to assist with employee retention.
	●	The fiscal 2019-2021 Cash LTIP based on three-year cumulative cash flow resulted in no payout due to actual results coming in below the minimum required for a payout.
SHAREHOLDER APPROVAL OF FISCAL 2021 COMPENSATION	In fiscal 2020, our shareholders overwhelmingly supported our executive compensation programs and practices – approximately 98% of the votes cast were in favor of our say-on-pay proposal. Based on this strong support, our Human Resources and Compensation Committee (referred to in this Section as the "Committee") maintained the general structure of our executive pay program for fiscal 2021. The Committee will continue to consider the results of the shareholder advisory vote and shareholder feedback when evaluating and establishing executive compensation programs and compensation levels of our NEOs.

Compensation Philosophy and Objectives
Our executive compensation philosophy has the following objectives:

1.	Align the interests of the NEOs with those of shareholders through performance-based compensation, which links both short and long-term compensation to business results
2.	Provide compensation opportunities that are competitive in the marketplace in which we conduct our businesses in order to attract, retain and motivate top-caliber executives
3.
Provide opportunities to earn greater levels of compensation if superior operating performance and shareholder returns are achieved, and lower compensation if performance results are below expectations

4.	Design incentives that balance the need to meet and exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns
5.	Provide clear and measurable objectives for executive performance

A Glance at How We Pay for Performance

With our philosophy and objectives as our guide, we link our executive compensation to the performance of the Company in several key and measurable ways:
•Our short-term incentive program creates incentives for the achievement of pre-established financial, operating and individual performance. For each NEO, 80% of the short-term incentives were based on Company and/or Group targets, and 20% were based on individual strategic objectives.

•The long-term incentive program includes grants of stock options, time-vested RSUs and incentives under our Cash LTIP. The value of the equity awards is based on value created for shareholders, while the Cash LTIP payouts are tied to specific Company financial performance goals over multiple years.

•If the NEOs do not achieve the minimum performance requirements outlined by the Committee, they do not earn or receive incentive awards.

Our compensation program for NEOs is designed to deliver a significant portion of their total compensation in variable annual cash incentives and long-term incentives subject to Company, Group and individual performance. The pie charts show the mix of target compensation for our CEO and other NEOs.
In summary for fiscal 2021, approximately 81% and 69%, respectively, of our CEO's and other NEO's target compensation was in the form of variable pay.
The vast majority of our NEO's compensation is dependent on achieving measurable results.

Determination of Executive Compensation
Role of the Human Resources and Compensation Committee and Management in Compensation Decisions
The Committee administers the compensation program for all officers, including the NEOs. The Committee has overall responsibility for evaluating and approving the executive compensation philosophy and the Company’s executive compensation plans, policies and programs.

STEP 1	→	STEP 2	→	STEP 3
At the beginning of each fiscal year, the Chairman and CEO provides recommendations to the Committee on the compensation of the other NEOs. (He does not make recommendations on his own pay.) These recommendations take into consideration the competitive market pay data provided by the Committee’s independent compensation consultant, as well as an evaluation of the NEO’s role, specific skills, abilities and experience, contributions and performance and impact in achieving Company performance.		The Committee considers these recommendations together with the input of our independent compensation consultant and subsequently approves the NEOs’ compensation. All aspects of the Chairman and CEO's compensation are determined solely by the Committee.		The Committee reviews and approves performance metrics; establishes thresholds, targets and maximums; and determines weightings for each of the Corporate, Group and individual goals for the short and long-term incentive plans based on recommendations provided by Management. These recommendations are based on the business plan for performance goals and specific financial targets. The Committee strives to ensure that the incentive metrics are consistent with the financial, operational and strategic goals set by the Board, that the goals are sufficiently ambitious to provide meaningful incentives and that amounts paid, assuming target levels of performance are attained, would be consistent with the overall NEO compensation philosophy established by the Committee.
In determining performance goals and evaluating performance results, the Committee may use its discretion and judgment to ensure that management's rewards for business performance are commensurate with their contributions, while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective, yet recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in applicable accounting rules pursuant to accounting principles generally accepted in the United States of America ("U.S. GAAP"), changes in tax laws or applicable tax rates, acquisitions and divestitures, and special investments or expenditures in the Company's operations.
The Committee expects to continue to follow this multi-step process going forward, with recommendations on NEO pay being provided primarily by our Chairman and CEO, with approval of the Committee, and the Committee having responsibility for setting our Chairman and CEO’s pay.
Role of the Compensation Consultant
The Committee retained Willis Towers Watson as its independent compensation consultant to advise the Committee on matters related to executive compensation. Willis Towers Watson reports directly to the Committee for executive compensation services, and the Committee may terminate Willis Towers Watson with respect to such services. The consultant attended four Committee meetings in fiscal 2021. Willis Towers Watson was paid $259,254 for executive compensation consulting services and $2,622,447 for other consulting services, which included retirement, group benefits marketplace, global services and solutions, and healthcare.
The Committee has assessed Willis Towers Watson's independence using the SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In assessing Willis Towers Watson's independence, the Committee took into account the following factors:
•Policies and procedures Willis Towers Watson has in place to prevent conflicts of interest;
•Any business or personal relationships between Willis Towers Watson or the members of Willis Towers Watson performing consulting services for the Committee and members of the Committee;
•Any business or personal relationships between Willis Towers Watson or members of Willis Towers Watson performing consulting services for the Committee and any executive officer;
•Any Company stock owned by members of Willis Towers Watson performing consulting services for the Committee;

•Other services provided by Willis Towers Watson to Meredith; and
•Fees paid to Willis Towers Watson as a percent of the firm's revenue.
Based on the above factors, the Committee believes the engagement of Willis Towers Watson did not raise any conflicts of interest.
Use of Comparative Data
The Company’s goal is to establish a compensation program for the NEOs that provides market competitive target total compensation opportunities with actual earned compensation that is largely contingent on performance. Willis Towers Watson completes an annual analysis of our NEO pay opportunities relative to prevailing market practices, based on our peer group and information from published surveys of executive pay practices.
Due to the dynamics of the competitive marketplace, with companies being acquired, product lines divested and growth occurring through acquisitions, the Committee regularly reviews the peer group used for assessing our NEO’s pay and makes changes to account for these events.
The Committee requests that Willis Towers Watson review the existing compensation peer group from time to time and provide recommendations for changes to ensure the group remains an appropriate comparator group for assessing executive pay. Willis Towers Watson’s evaluation of the peer group takes into consideration factors including similar industry and business profiles, and size comparability based on revenues and market capitalization. The group used for purposes of setting compensation during fiscal 2021 consisted of the following companies (Tribune Media Company was removed as it was acquired in fiscal 2020):

Meredith Corporation Peer Group
AMC Networks Inc.	Nexstar Media Group Inc.
Discovery Communications Inc.	Sinclair Broadcast Group, Inc.
Graham Holdings Company	The E.W. Scripps Company
IAC/InterActiveCorp	The Interpublic Group of Companies
Lions Gate Entertainment Corporation	TEGNA Inc.
News Corporation
In addition to publicly filed peer group pay information, the Committee reviewed compensation survey data reflecting industry-specific and general industry data based on companies of comparable size to Meredith, prepared by Willis Towers Watson. In their report, Willis Towers Watson provided data on base salary, annual cash incentives, long-term incentives, retirement benefits and total direct compensation.
The comparative market data provided by Willis Towers Watson represents one factor considered by the Committee when making executive pay decisions. However, the Committee considers other factors when setting executive pay including individual skills, experience, tenure, performance and internal equity.

Compensation Factors and Governance for Fiscal 2021
The Committee evaluates many factors when designing and establishing executive compensation plans and targets. The following tables outline our key practices:

WHAT WE DO	WHAT WE DON'T DO
✓ Maintain an industry-specific peer group for benchmarking pay
✓ Deliver executive compensation primarily through performance-based pay
✓ Set challenging short and long-term incentive award goals
✓ Mitigate undue risk by using a cap on maximum payouts for short and long-term plans and performing an annual internal risk assessment of compensation programs
✓ Maintain stock ownership guidelines that reinforce alignment between stockholders and our executive officers
✓ Maintain a recoupment (clawback) policy for equity and incentive compensation
✓ Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees
✓ Engage an independent compensation consultant reporting directly to the Committee

☒ Include tax gross-ups upon change in control in any new executed agreements
☒ Allow hedging, short sales, option trading or pledging of common stock
☒ Reprice stock options
☒ Provide excessive perquisites

Elements of Executive Compensation
Base Salary
Our NEOs’ base salaries are generally determined by the Committee at its quarterly meeting in August. Base salaries are established by taking into consideration the scope and complexity of the executive role, the executive’s skills and abilities, performance and competitive market data. The Company’s goal is to establish a compensation program for the NEOs that provides market competitive target total compensation opportunities with actual earned compensation that is largely contingent on performance.
For fiscal 2021, the Committee reviewed the competitive benchmarking analysis prepared by Willis Towers Watson on NEO compensation. Mr. McCreery received a base salary increase in fiscal 2021 due to his performance and to better align him with competitive market data. Ms. Levene received a base salary increase in connection with her promotion to President, National Media Group. The following table shows NEOs base salaries for the last two fiscal years:

Executive	Fiscal 2020 ($)	Fiscal 2021 ($)	Change (%)
Thomas H. Harty	1,030,000	1,030,000	—%
Jason M. Frierott	675,000	675,000	—%
Catherine A. Levene (1)	525,000	675,000	29%
Patrick J. McCreery	600,000	650,000	8%
John S. Zieser	775,000	775,000	—%
(1) Ms. Levene's fiscal 2021 salary represents her salary as President, National Media Group (effective November 30, 2020).
The fiscal 2020 salary represents her salary prior to her promotion to President, National Media Group.

The Company implemented salary reductions for the employee population, including the active NEOs, as a cost control measure during the last two months of fiscal 2020, and continuing into the first two months of fiscal 2021. Mr. Harty and the Board incurred a base salary reduction of 40% and a fee reduction of 40%, respectively, while the other active NEOs incurred a base salary reduction of 30%. Approximately 40% of our employees did not receive a base salary reduction as they were below the established floor. The remaining employee base salary reductions ranged from 15% to 25% depending on base salary level. The base salaries listed above do not reflect the base salary reductions. Refer to the Summary Compensation Table on page 31 for actual base salaries paid for each NEO.
Short-Term Incentives
We have established a short-term incentive plan to provide our NEOs with competitive cash incentives for the attainment of financial and operational performance targets, and individual performance achievements. Our NEOs have a defined target incentive opportunity that ranges from 75% to 100% of salary. The short-term incentive payout for the NEOs ranges from 50% of target if the threshold levels of performance are achieved and up to 250% of target for achieving the maximum performance level. The payouts are linear for actual performance between threshold and target, and between target and maximum. If performance is below the threshold, no incentive is earned.
In establishing the short-term incentive target award opportunities, the Committee considers several factors including:
•The desire to ensure a substantial portion of total compensation is performance-based;
•The relative importance of the short-term and long-term performance;
•The advice of the independent compensation consultant regarding compensation practices at other companies in the peer group;
•The target amounts set and actual incentives paid in recent years; and
•The results of the annual shareholder advisory vote on executive compensation programs.
The table below provides the established short-term incentive ranges for our NEOs. Due to the volatile economic state from the COVID-19 pandemic, the Committee approved a full year short-term incentive plan in August 2020, split into two six-month performance cycles, which provided flexibility to adjust financial targets for the second six-month period should economic or business factors improve or deteriorate. Throughout the year at its quarterly meetings, the Committee reviewed Company and Group financial performance results and the progress of the NEOs toward meeting the quantitative goals established for the fiscal year. At the January 2021 Committee meeting, the financial targets for the second six-month performance cycle were reviewed and reconfirmed with no adjustments. Additional details on the financial targets set for the two six-month performance cycles are included on the following page.

Executive	Annual Incentive Range
	Threshold		Target		Maximum
	% of Salary	Amount ($)	% of Salary	Amount ($)	% of Salary	Amount ($)
Thomas H. Harty	50%	515,000	100%	1,030,000	250%	2,575,000
Jason M. Frierott	37.5%	253,125	75%	506,250	187.5%	1,265,625
Catherine A. Levene (1)	40%	157,500	80%	315,000	200%	787,500
Patrick J. McCreery	40%	260,000	80%	520,000	200%	1,300,000
John S. Zieser	40%	310,000	80%	620,000	200%	1,550,000
(1) Amounts for Ms. Levene reflect the prorated incentive target (12/1/20 - 6/30/21) for her role as President, National Media Group.
In fiscal 2021, consistent with prior years, 80% of the short-term incentive for each NEO was based on specific Company and Group financial targets. The remaining 20% related to predetermined strategic individual objectives.

Each NEO's specific financial objectives are weighted according to the extent to which the executive is responsible for delivering results on those objectives. The weightings assigned to the objectives for each NEO for fiscal 2021 are shown in the following table:

Objective	Harty	Frierott	Levene	McCreery	Zieser
Adjusted EBITDA	25%	25%	—%	—%	25%
Company Revenue	25%	25%	—%	—%	25%
Free Cash Flow	30%	30%	20%	20%	30%
Group Operating Profit	—%	—%	30%	30%	—%
Group Operating Revenue	—%	—%	30%	30%	—%
Individual Strategic Objectives	20%	20%	20%	20%	20%
Each NEO had 20% of his or her short-term incentive tied to specific individual strategic performance objectives. These performance objectives included the general categories of strategy development and execution, COVID-19 financial recovery, and cost savings and operating initiatives.
At its August 2021 meeting, the Committee reviewed and approved the fiscal 2021 performance results and incentive awards for each NEO. Performance goals for both the first and second six-month cycles were established at the start of the fiscal year and approved by the Committee in August 2020 and no adjustments were made to the second six-month cycle when reviewed at the Committee's January 2021 meeting. The results for the two six-month performance cycles for Company and Group performance are provided in the following tables:

First Six Months	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
Total Company
Free Cash Flow (1)	90,000,000	100,000,000	110,000,000	245,000,000
Adjusted EBITDA (2)	229,500,000	255,000,000	280,500,000	447,000,000
Company Revenue	1,344,250,000	1,415,000,000	1,485,750,000	1,595,000,000
National Media Group
Adjusted EBITDA (2)	124,200,000	138,000,000	151,800,000	232,000,000
Group Revenue	902,500,000	950,000,000	997,500,000	1,044,000,000
Local Media Group
Adjusted EBITDA (2)	144,000,000	160,000,000	176,000,000	240,000,000
Group Revenue	444,600,000	468,000,000	491,400,000	551,000,000
(1) Free cash flow is measured on a non-GAAP basis and is defined as net cash provided by operating activities less additions to property, plant and equipment.
(2) Adjusted EBITDA is measured on a non-GAAP basis and is defined as net earnings from continuing operations before interest expense, income taxes, depreciation, amortization and special items recorded during the fiscal year.

Second Six Months	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
Total Company
Free Cash Flow (1)	76,500,000	85,000,000	93,500,000	120,000,000
Adjusted EBITDA (2)	175,500,000	195,000,000	214,500,000	235,000,000
Company Revenue	1,292,000,000	1,360,000,000	1,428,000,000	1,382,000,000
National Media Group
Adjusted EBITDA (2)	119,700,000	133,000,000	146,300,000	160,000,000
Group Revenue	926,250,000	975,000,000	1,023,750,000	980,000,000
Local Media Group
Adjusted EBITDA (2)	77,400,000	86,000,000	94,600,000	113,000,000
Group Revenue	365,750,000	385,000,000	404,250,000	403,000,000
(1) Free cash flow is measured on a non-GAAP basis and is defined as net cash provided by operating activities less additions to property, plant and equipment.
(2) Adjusted EBITDA is measured on a non-GAAP basis and is defined as net earnings from continuing operations before interest expense, income taxes, depreciation, amortization and special items recorded during the fiscal year.

Based on financial and operational results, and the assessment of individual performance, the Committee approved the short-term incentive payouts for the NEOs shown in the following table:

Executive	Financial Objectives		Individual Performance		Total Incentive Payout
	($)	% of Target	($)	% of Target	($)	% of Target
Thomas H. Harty	1,929,357	234%	412,000	200%	2,341,357	227%
Jason M. Frierott	948,288	234%	222,750	220%	1,171,038	231%
Catherine A. Levene (1)	520,962	207%	122,063	194%	643,025	204%
Patrick J. McCreery	1,032,402	248%	123,975	119%	1,156,377	222%
John S. Zieser	1,161,360	234%	186,000	150%	1,347,360	217%
(1) Ms. Levene’s payout reflects the prorated incentive (12/1/20 - 6/30/21) for her role as President, National Media Group. Her payout under the bonus plan in place prior to her promotion to President, National Media Group (7/1/20 to 11/30/20) was $218,750. The full year fiscal 2021bonus payout was $861,776.
Long-Term Incentive Compensation
The Committee strives to link executive compensation to the Company’s long-term performance by delivering a substantial portion of compensation in the form of long-term incentive awards. For fiscal 2021, the Committee approved awards under the Meredith Corporation 2014 Stock Incentive Plan (the "2014 Plan") in the form of stock options, time-based RSUs and Cash LTIP.
The Committee believes the use of cash and equity-based long-term incentives appropriately balances the use of cash and the dilution associated with share grants under the 2014 Plan. The Committee determines the balance between cash and equity-based long-term incentives each year. In making that assessment, the Committee considers factors such as the relative merits of cash and each form of equity award as a device for retaining and motivating the NEOs, as well as competitive market practices.

Long-Term Incentive Vehicle	Description	Approximate % of Fiscal 2021 Long-Term Incentive Grant
Cash LTIP	Long-term incentive plan that provides for cash incentives based on achievement of pre-determined cash flow performance goals over a three year period. Executives can earn a threshold payout of 50% of target up to a maximum payout of 200% of target. Grants are made each year resulting in overlapping performance periods. The Cash LTIP allows the Company to effectively manage dilution associated with the 2014 Plan, and provide incentives for delivering specific financial results over a multi-year time period.	40%
Stock Options	Annual stock option grants cliff vest on the third anniversary of the grant date based on continued service and have a ten-year term. All stock options are granted with an exercise price equal to the closing price of Company common stock on the date of grant. Stock options provide an incentive to increase our stock price and shareholder value.	25%
Restricted Stock Units	Annual RSU grants cliff vest on the third anniversary of the grant date based on continued service. Dividends, to the extent they are paid by the Company, on RSUs are paid currently in cash. RSUs represent a mechanism to retain our executives and promote stock ownership, thereby aligning executive interests with shareholders.	35%

The table below shows the total target value of the fiscal 2021 long-term incentive compensation for each NEO, the number of stock options and RSUs granted, and each executive’s target incentive opportunity under the Cash LTIP.

Executive	Target Long-Term Incentive Value ($)	Stock Options		Restricted Stock Units		Cash LTIP Target ($)
		Shares	Grant Date Value ($)	Shares	Grant Date Value ($)
Thomas H. Harty	3,500,000	152,175	838,484	85,975	1,225,144	1,400,000
Jason M. Frierott	1,000,000	43,500	239,685	24,550	349,838	400,000
Catherine A. Levene (1)	330,000	10,000	55,100	12,100	172,425	100,000
Patrick J. McCreery	910,000	39,525	217,783	22,300	317,775	365,000
John S. Zieser	1,125,000	48,950	269,715	27,625	393,656	450,000
(1) Amounts for Ms. Levene reflect her target and grant values prior to her promotion to President, National Media Group.
2019-2021 Cash LTIP Awards
For the fiscal 2019-2021 Cash LTIP, awards were earned based on achieving cumulative cash flow results over the three-year performance period. The three-year cumulative cash flow result was $820,170,000 which was below the minimum required for a payout. The table below includes the performance range and payouts for the NEOs based on actual results, as approved by the Committee:

Fiscal 2019-2021	Threshold	Target	150% of Target	Maximum	Actual Awards
Cumulative Cash Flow (1)	$1,303,000,000	$1,447,500,000	$1,520,000,000	$1,592,000,000	$820,170,000
Payout	50%	100%	150%	200%	—%
Thomas H. Harty	$500,000	$1,000,000	$1,500,000	$2,000,000	$—
Patrick J. McCreery	$75,000	$150,000	$225,000	$300,000	$—
John S. Zieser	$200,000	$400,000	$600,000	$800,000	$—
(1) Cumulative cash flow on a non-GAAP basis. As compared to operating cash flow, the primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.

2020-2022 Cash LTIP Potential Awards
For the fiscal 2020-2022 Cash LTIP, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements. The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn at the end of the third year:

Fiscal 2020-2022	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow (1)	$891,000,000	$990,000,000	$1,039,500,000	$1,089,000,000
Payout	50%	100%	150%	200%
Thomas H. Harty	$600,000	$1,200,000	$1,800,000	$2,400,000
Patrick J. McCreery	$140,000	$280,000	$420,000	$560,000
John S. Zieser	$225,000	$450,000	$675,000	$900,000
(1) Cumulative cash flow on a non-GAAP basis. As compared to operating cash flow, the primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.

2021-2023 Cash LTIP Potential Awards
For the fiscal 2021-2023 Cash LTIP, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements. The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn at the end of the third year:

Fiscal 2021-2023	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow (1)	$668,700,000	$743,000,000	$780,150,000	$817,300,000
Payout	50%	100%	150%	200%
Thomas H. Harty	$700,000	$1,400,000	$2,100,000	$2,800,000
Jason M. Frierott	$200,000	$400,000	$600,000	$800,000
Catherine A. Levene (2)	$50,000	$100,000	$150,000	$200,000
Patrick J. McCreery	$182,500	$365,000	$547,500	$730,000
John S. Zieser	$225,000	$450,000	$675,000	$900,000
(1) Cumulative cash flow on a non-GAAP basis. As compared to operating cash flow, the primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.
(2) Ms. Levene's award was prior to her promotion to President, National Media Group.
Executive Stock Ownership Program
To further align executives' interests with shareholders, NEOs are required to own Meredith common stock. The Committee has established target levels for individual stock holdings for the participants in the program. Eligible shares for a NEO's required ownership target include shares held in the 401(k) Plan, employee stock purchase plan, restricted stock and RSUs, shares retained upon option exercises or lapsing of restrictions on restricted stock or RSUs that have vested, and shares acquired through open market share purchases. NEOs must attain the ownership requirements within a five-year period.
The following table reflects each NEO's ownership requirements and whether those stock ownership requirements have been attained:

Executive	Target Ownership (Shares)	Status
Thomas H. Harty	120,000	Met
Jason M. Frierott	50,000	Met
Catherine A. Levene	50,000	In Progress
Patrick J. McCreery	50,000	Met
John S. Zieser	50,000	Met
The Committee has established an Executive Stock Ownership Program to assist executives in achieving their ownership targets. Each participant is awarded RSUs equal to 20% of personal acquisitions of Meredith stock through share purchases and/or shares retained upon option exercises or lapsing of restrictions on restricted stock or RSUs that have vested since the last day of the prior calendar year. The award shares or units are capped at 20% of the NEO's target ownership level. The incremental stock acquisitions must be held for a period of five years in order for the associated awards to vest. The Committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value.
On January 26, 2021, the following participants received matching RSUs pursuant to the Executive Stock Ownership Program:

Executive	Eligible Shares	RSUs Granted
Thomas H. Harty (1)	29,733	4,542
Jason M. Frierott	790	158
Catherine A. Levene (2)	—	—
Patrick J. McCreery	2,758	552
John S. Zieser (3)	6,688	—
(1) Mr. Harty reached the maximum allowed RSU grants available under the program in fiscal 2021.
(2) Ms. Levene was promoted to executive officer on November 30, 2020 and will be eligible for her first grant in fiscal 2022.
(3) Mr. Zieser previously received all RSU grants available under the program.

Change in Control and Severance Benefits
Change in control and severance benefits are a customary component of executive compensation which are used to reinforce and encourage executives’ continued attention and dedication without the distraction of the possibility of a change in control or loss of employment. We provide change in control and severance benefits through severance and employment agreements with our NEOs. See “Potential Payments upon Termination” in this Proxy Statement for additional information.
Deferred Compensation
The Meredith Corporation Deferred Compensation Plan ("DCP") is a nonqualified deferred compensation plan that allows certain employees, including our NEOs, to defer receipt of salary, cash incentive payments and shares of restricted stock and RSUs. Participants may defer up to 100% of base salary over $290,000 and 90% of incentive payments, provided total annual compensation exceeds $290,000 after deferrals. When awards of restricted stock or RSUs are deferred, shares are deferred as SEUs. The deferred amounts are credited to accounts established for participants.
The DCP has investment alternatives that are comparable to the funds offered in the Company's 401(k) Plan. Additionally, participants can elect to defer their compensation as SEUs. SEUs are not voted in shareholder meetings and dividends, to the extent they are paid by the Company, are reinvested. The Company does not provide DCP matching contributions to the individual accounts of our NEOs.
Each participant is fully vested in his or her deferrals in the plan. Participants have an unsecured contractual commitment for the Company to pay the amounts due under the DCP.
At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or annual installments. Participants can schedule distributions to be paid while employed or upon separation from service, subject to any required waiting period.
This benefit is provided to permit employees to accumulate financial resources on a tax deferred basis in an effort to support their financial wellbeing. The DCP permits them to do this while also receiving investment gains/losses on deferred amounts. The provision of this benefit is important as a retention and recruitment tool because many of the companies with which the Company competes for executive talent provide a similar plan to their senior employees.
Employee Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan
We maintain a qualified defined benefit plan that covers both union and non-union employees, as well as two nonqualified supplemental pension plans covering certain non-union employees. The NEOs are covered under the Employees' Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan, except Mr. Frierott and Ms. Levene are covered under the Supplemental Benefit Plan only. The amount of annual earnings that may be considered in calculating benefits under the Employees' Retirement Income Plan is limited by law. For calendar year 2021, the annual limitation is $290,000. The Replacement Benefit Plan is an unfunded nonqualified plan that provides an amount substantially equal to the difference between the amount that would have been payable under the Employees' Retirement Income Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Employees' Retirement Income Plan.
The Supplemental Benefit Plan is an unfunded nonqualified plan. The purpose of the Supplemental Benefit Plan is to provide for NEOs the excess, if any, of the benefits they would have become entitled to under our prior defined benefit plan if it had continued in effect after August 31, 1989.
The Committee believes that the Employees' Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan serve a critically important role in the retention of senior executives, as benefits thereunder increase each year that these executives remain with the Company. The plans thereby encourage our senior executives to continue their work on behalf of the Company and our shareholders. See Pension Benefits in Fiscal 2021 on page 36 for more details.
Perquisites
The NEOs receive various perquisites provided by or paid for by the Company. These perquisites include financial planning services, memberships in social and professional clubs, car allowances, premiums for life and disability insurance and use of Company aircraft, vehicles and lodging. The Company provides perquisites to attract and retain executives in a competitive market. These perquisites also allow our NEOs to be effective in conducting day-to-day business by creating and maintaining important business relationships. The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the Committee's overall goal of designing compensation programs for NEOs that align with the interests of our shareholders.

In response to the COVID-19 pandemic and security concerns, Mr. Harty and Mr. Frierott utilized the Company aircraft to travel from their homes to the Des Moines office in order to maintain their health and safety, enhance productivity, and facilitate in-person meetings. The aggregate incremental cost of such use of Company aircraft is reflected in the Summary Compensation Table under the heading “All Other Compensation.”
Compensation Risk Assessment
The Committee reviewed a risk assessment related to our employee compensation program at its August 2020 meeting. The Committee concluded that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short term and the long term, and include features such as including award caps, multiple performance metrics, balance between short-term and long-term compensation and share ownership guidelines, that mitigate excessive risk taking.
The Committee does not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.
Compensation Clawback Policy
In August 2019, the Board adopted a clawback policy for all current and former executive officers and other employees designated by the Board to support the Company’s commitment to the accuracy of its consolidated financial statements and to discourage excessive risk-taking. Pursuant to the policy, if the Company is required to prepare a material accounting restatement resulting from material noncompliance with financial reporting requirements, the Board may require reimbursement or forfeiture of any excess incentive compensation received by a covered executive. In addition, if the Board determines that a covered executive has engaged in certain specified misconduct or was grossly negligent in his or her failure to manage or monitor the conduct of others engaged in misconduct, the Board may require reimbursement or forfeiture of any incentive compensation received by such covered executive, and any time-vested equity-based awards that were either granted or vested during the three-year recoupment period. The incentive compensation recoverable in the case of an accounting restatement will be the excess incentive compensation received by the covered executive based on the erroneous data as compared with the incentive compensation that otherwise would have been received by the covered executive based on the restated results and in the case of misconduct the amount will be determined by the Board based on a reasonable estimate.
Tax Deductibility of Compensation – Section 162(m) Compliance
In designing our compensation programs, we take into account the various tax, accounting and disclosure rules. The Committee has awarded compensation that is not fully tax deductible when it believes doing so is in the best interests of our shareholders and reserves the right to do so in the future.
Due to changes in U.S. tax law as a part of tax reform legislation enacted in December 2017, the opportunity to design programs that are fully tax-deductible for our NEOs has effectively been eliminated. For fiscal 2018 and prior periods, all compensation paid to our CFO and any compensation paid to other NEOs that qualified as “performance-based compensation” under Section 162(m) of the Internal Revenue Code ("IRC") and the related tax reform grandfathering rules was fully tax-deductible. These exceptions are not available beginning in fiscal 2019. Accordingly, starting in fiscal 2019, compensation above $1 million per year (regardless of whether performance-based) that is paid to our NEOs is not tax-deductible for federal income tax purposes subject to a grandfathering exception. We anticipate that compensation attributable to performance-based equity awards granted prior to November 2, 2017 and settled in a later fiscal year will continue to be tax-deductible under the grandfathered rule.
For fiscal 2021, base pay, cash incentive plan awards and equity award grants are subject to the $1 million cap on deductibility without any eligibility for grandfathering. Accordingly, compensation in excess of $1 million paid to our NEOs pursuant to any of the Company’s compensation programs (other than certain grandfathered pre-November 2, 2017 equity grants) are non-deductible by the Company.

Certain Compensation Decisions Following Fiscal 2021
Special Incentive Awards
In connection with the Spin-Off and the Gray Merger, each of Messrs. Harty, Frierott and Zieser will receive special incentive awards from SpinCo in recognition of their efforts leading the Spin-Off and Gray Merger transactions and as an incentive to remain with, and increase shareholder value in, SpinCo following the Spin-Off. The special incentive awards will be granted to Messrs. Harty, Frierott and Zieser following the Spin-Off and will have an aggregate approximate grant date value equal to $1,500,000, $1,000,000, and $1,000,000, respectively. Fifty percent of the special incentive awards in SpinCo will be in the form of stock options and the remaining fifty percent will be in the form of restricted stock units and each award will cliff vest after three years, subject to each executive’s continued employment with SpinCo. However, if the Dotdash Merger is consummated, the special incentive awards will be paid in cash in lieu of stock options and restricted stock units at the time of such consummation.
Retention Agreements
The Company entered into a Retention, Assignment and Acknowledgement Agreement (“Retention Agreement”) on August 10, 2021 with each of Messrs. Harty, Frierott and Zieser and Ms. Levene. Pursuant to the Retention Agreement and in connection with the Spin-Off, each applicable executive has agreed, among other things, to have his or her existing employment agreement and change in control severance agreement (“CIC Agreement”) assumed by, and assigned to, SpinCo, and acknowledged that the Spin-Off and the Gray Merger transactions do not constitute a change in control for purposes of his or her employment agreement and CIC Agreement. In addition, under the Retention Agreement, as an incentive for each executive to remain employed with the Company through the consummation of the Spin-Off, and with SpinCo following the Spin-Off and through August 10, 2024, each executive will be eligible to earn a cash retention bonus in an amount equal to the value of a notional number of shares of common stock of SpinCo, subject to the executive’s continued employment with SpinCo through August 10, 2024 (or, if the executive’s employment is terminated after the consummation of the Spin-Off and prior to August 10, 2024 by SpinCo without cause, by the executive for good reason (other than due to a change in duties and responsibilities as a result of the Spin-Off), or due to the executive’s death or disability, each as defined in the executive’s applicable agreements). The notional number of shares are as follows: Harty (265,550), Frierott (132,775), Zieser (151,750) and Levene (113,800). Based on the closing price of the Company’s common stock as of August 10, 2021 (less the $16.99 per share to be received in the Gray Merger), the indicative values of the notional shares as of August 10, 2021, are approximately: Harty ($7,000,000), Frierott ($3,500,000), Zieser ($4,000,000) and Levene ($3,000,000). The retention bonuses will not be paid if the Spin-Off and the Gray Merger transactions are not consummated. The CIC Agreement for each executive will remain in effect at least through August 10, 2024, and the retention bonuses will not be paid if the executive becomes entitled to payments under his or her CIC Agreement upon a qualifying termination following a change in control of SpinCo, as defined in the executive’s CIC Agreement, prior to August 10, 2024. Each Retention Agreement will also be assumed by, and assigned to, SpinCo in connection with the Spin-Off.

The Dotdash Merger will qualify as a “change in control” for purposes of the CIC Agreement with each of the applicable executives, and in connection with the Dotdash Merger, each of the applicable executives may become entitled to the payments and benefits described below in this Proxy Statement under “Potential Payments Upon Termination—Change in Control”. To the extent an applicable executive becomes entitled to the payments and benefits under his or her CIC Agreement upon a qualifying termination following the Dotdash Merger, the retention bonus described in the preceding paragraph will not be paid to the applicable executive.

COMPENSATION COMMITTEE REPORT
We, the Human Resources and Compensation Committee of the Board of Directors of Meredith Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with management of the Company and, based upon such review and discussion, have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company's Annual Report on Form 10-K for the year ended June 30, 2021.
HUMAN RESOURCES AND COMPENSATION COMMITTEE
Beth J. Kaplan, Chair
D. Mell Meredith Frazier
Paula A. Kerger

NAMED EXECUTIVE OFFICER COMPENSATION
During fiscal 2021, Messrs. Harty, Frierott, McCreery and Zieser and Ms. Levene were employed pursuant to agreements with the Company. A more complete description of those agreements begins on page 37 of this Proxy Statement. The salary for each of the NEOs is set according to the terms of such employment agreement or at the discretion of the Human Resources and Compensation Committee.
Each NEO is entitled to participate in all employee benefit plans maintained by the Company, including the 2014 Plan. In addition, customary perquisites are provided to each of the NEOs.
Many elements affect the change in the pension value from year to year, including age, years of service, pay increase, annuity conversion rate change and/or discount rate change. Specifically, the assumed annuity conversion rate may produce unexpected changes from year to year.

Summary Compensation Table for Fiscal 2021

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus (2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Thomas H. Harty,	2021	950,770	—	1,826,577	1,182,033	2,341,357	899,769	656,432	7,856,938
Chairman and CEO	2020	966,616	—	1,170,733	741,762	592,250	3,537,587	195,201	7,204,149
	2019	1,000,000	—	1,039,469	629,621	1,736,586	2,699,534	199,053	7,304,263
Jason M. Frierott, CFO (8)	2021	636,058	—	397,192	269,577	1,171,038	39,050	225,996	2,738,911
	2020	176,538	—	500,020	—	168,750	—	861,466	1,706,774
Catherine A. Levene President - National Media Group (9)	2021	556,010	16,395	324,381	165,517	861,776	179,594	23,780	2,127,453
Patrick J. McCreery,	2021	605,769	—	446,402	297,816	1,156,377	489,838	46,164	3,042,366
President - Local Media Group	2020	572,308	60,000	253,322	174,532	180,000	1,099,435	55,043	2,394,640
	2019	525,000	—	245,465	121,081	561,432	472,155	46,817	1,971,950
John S. Zieser,	2021	730,289	—	638,044	436,805	1,347,360	157,981	53,070	3,363,549
Chief Development Officer, General Counsel	2020	739,231	—	394,975	279,251	345,960	2,421,825	91,061	4,272,303
	2019	750,000	—	343,548	254,270	944,322	2,291,254	102,729	4,686,123
(1)Reflects salary reductions in the last two months of fiscal 2020 and first two months of fiscal 2021. For more details, see page 22 of this Proxy Statement.
(2)Mr. McCreery received a total incentive payout of $240,000 in fiscal 2020. Based on the financial and individual performance objectives of his incentive plan, he achieved $180,000. The Committee approved an additional $60,000 in order for his total incentive payout to be 50% of his total incentive target. Ms. Levene received a one-time bonus in relation to her promotion to President, National Media Group in fiscal 2021.
(3)Stock awards are reported at the aggregate grant date fair value in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation - Stock Compensation ("Topic 718"). Assumptions used in the calculation of these amounts are included in Note 15 to the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended June 30, 2021 ("Form 10-K").
(4)Option awards in this column are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 to the Company's audited consolidated financial statements included in the Form 10-K.
(5)Included in this column for each NEO are the awards earned for each three-year performance period of the Cash LTIP and each earned Annual Incentive. The Cash LTIP awards vest on the last day of the three-year performance period and are paid out after the Human Resources and Compensation Committee certifies the results of the three-year performance period. The Annual Incentive awards are paid out after the Human Resources and Compensation Committee certifies the results of the fiscal-year period. The awards earned under the fiscal 2019-2021 Cash LTIP are as follows: Harty-$0 and Zieser-$0. The awards earned under the fiscal 2018-2020 Cash LTIP are as follows: Harty-$0 and Zieser-$0. The awards earned under the fiscal 2017-2019 Cash LTIP are as follows: Harty-$487,808 and Zieser-$213,759. The Annual Incentive payouts for fiscal 2021 are as follows: Harty-$2,341,357, Frierott-$1,171,038, Levene-$861,776, McCreery-$1,156,377 and Zieser-$1,347,360. The Annual Incentive payouts for fiscal 2020 are as follows: Harty-$592,250, Frierott-$168,750, McCreery-$180,000 and Zieser-$345,960. For fiscal 2020, according to Mr. Frierott's employment agreement, his Annual Incentive was prorated based on hire date and paid at target. The Annual Incentive payouts for fiscal 2019 are as follows: Harty-$1,248,778, McCreery-$561,432 and Zieser-$730,5637.
(6)The amounts for 2021 shown in this column represent the change in pension value measured from June 30, 2020 to June 30, 2021. The following assumptions were used to calculate the prior year's present values: Measurement date – June 30, 2020; discount rate – Employees' Retirement Income Plan, 3.33%;

Replacement Benefit Plan, 3.00%; Supplemental Benefit Plan, 3.65%; interest crediting rate – Employees' Retirement Income Plan, 2.80%; Replacement Benefit Plan, 2.50%; Supplemental Benefit Plan, 3.15%; annuity conversion rate – 3.65% (unless specified by employment agreement); annuity conversion mortality – 2020 IRS Prescribed 417(e)(3) Unisex; retirement age – 65; compensation and benefit limits – 2019 levels; salary increases – none; and pre-retirement decrements – none. The increases in pension value shown in the table are due to decreases in the discount rates, increases in final average earnings, continued service accruals and reduced discounting (due to aging). Mr. Frierott began accruing pension benefits after one year of service.
(7)Amounts in this column for fiscal 2021 include for all NEOs except Ms. Levene: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $13,050 for each NEO, which will be paid at the end of the calendar year. Amounts for Ms. Levene in this column include life insurance premiums, personal aircraft use and an annual auto allowance prorated based on promotion date plus fuel less mileage reimbursed as business expense, and Company contributions to the 401(k) Plan in the amount of $13,050, which will be paid at the end of the calendar year. Mr. Frierott utilized a Company-owned vehicle and condominium near our office in Des Moines in fiscal 2021 at no incremental cost to the Company and received Company paid relocation expenses of $15,198.

In response to the COVID-19 pandemic and security concerns, Mr. Harty and Mr. Frierott utilized the Company aircraft to travel from their homes to the Des Moines office in order to maintain their health and safety, enhance productivity, and facilitate in-person meetings. Amounts in this column reflect the aggregate incremental costs to the Company for such use of our Company aircraft by Mr. Harty and Mr. Frierott, which are as follows: Harty-$559,736 and Frierott-$180,799. Such amounts are calculated based on our aircraft’s variable operating costs, which include fuel expense, landing fees, and engine and airframe maintenance expense. Since our Company aircrafts have been used primarily for business travel, the methodology excludes fixed, capital and similar costs.

Amounts in this column for fiscal 2020 include for all active NEOs except Mr. Frierott: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use and annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense. Column for fiscal 2020 includes Company contributions to the 401(k) Plan in the amount of $12,285 for each NEO. Column for fiscal 2020 includes dividends on RSUs which are not included in the grant date fair value as follows: Harty-$103,357, McCreery-$17,592 and Zieser-$35,349. Amounts for Mr. Frierott in this column include payments for relocation under his employment agreement of $850,000, life insurance premiums, personal aircraft use and an annual auto allowance prorated based on hire date plus fuel less mileage reimbursed as business expense.

Amounts in this column for fiscal 2019 include for all active NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use, annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $12,488 for each NEO. Column for fiscal 2019 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Harty-$108,461, McCreery-$12,205 and Zieser-$48,664.
(8)Mr. Frierott was hired on March 9, 2020.
(9)Ms. Levene was promoted on November 30, 2020. Her salary column includes payments received prior to her promotion to President, National Media Group.

Awards
The Grants of Plan-Based Awards table provides additional detail about the equity and non-equity awards shown in the Summary Compensation Table. RSUs were awarded by the Human Resources and Compensation Committee on August 24, 2020. Each RSU will vest in its entirety on the third anniversary of the grant date. The Committee also granted stock options on August 24, 2020 to each NEO. Each option granted will become exercisable in its entirety on the third anniversary of the grant date. The January 26, 2021 awards of RSUs were made pursuant to the 2014 Plan, subject to the Executive Stock Ownership Program, which is described in detail beginning on page 27 of this Proxy Statement. Ms. Levene received a promotion RSU award on January 26, 2021. A special one-time equity grant in the form of RSUs and stock options was awarded to most bonus eligible employees, including the NEOs, on August 24, 2020, as recognition for efforts during the COVID-19 pandemic and to assist with employee retention. For additional information on equity awards, please see "Elements of Executive Compensation" under Compensation Discussion and Analysis on page 22.
At the beginning of fiscal 2021, the Human Resources and Compensation Committee established performance-based non-equity incentive awards for each of the NEOs. The incentives earned by the NEOs are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Grants of Plan-Based Awards for Fiscal 2021

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units(2)(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise Price of Option Awards ($/Sh.)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)
Harty	8/7/2020	515,000	1,030,000	2,575,000
	8/7/2020	700,000	1,400,000	2,800,000
	8/24/2020					214,525	14.25	1,182,033
	8/24/2020				121,175			1,726,744
	1/26/2021				4,542			99,833

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units(2)(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise Price of Option Awards ($/Sh.)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)
Frierott	8/7/2020	253,125	506,250	1,265,625
	8/7/2020	200,000	400,000	800,000
	8/24/2020					48,925	14.25	269,577
	8/24/2020				27,625			393,656
	1/26/2021				158			3,473
Levene (7)	8/7/2020	157,500	315,000	787,500
	8/7/2020	50,000	100,000	200,000
	8/24/2020					12,025	14.25	66,258
	1/26/2021					12,975	21.98	99,259
	8/24/2020				14,550			207,338
	1/26/2021				5,325			117,044
McCreery	8/7/2020	260,000	520,000	1,300,000
	8/7/2020	182,500	365,000	730,000
	8/24/2020					54,050	14.25	297,816
	8/24/2020				30,475			434,269
	1/26/2021				552			12,133
Zieser	8/7/2020	310,000	620,000	1,550,000
	8/7/2020	225,000	450,000	900,000
	8/24/2020					79,275	14.25	436,805
	8/24/2020				44,775			638,044
(1)The threshold, target and maximum annual non-equity incentive awards that could be earned during the year ended June 30, 2021 are shown on the first line next to each NEO's name. The actual amounts of the awards were determined by the Human Resources and Compensation Committee based on the level achieved with respect to each NEO's individual incentive plan and are reported in the Summary Compensation Table. Individual incentive plans may include EBITDA, operating cash flow, revenue or other measurements. The threshold, target and maximum fiscal 2021-2023 Cash LTIP awards that could be earned by each NEO, if certain performance levels are achieved over a three-year performance period (July 1, 2020 to June 30, 2023), are listed on the second line. The awards do not vest until June 30, 2023 and are subject to continued employment. If threshold performance levels are not achieved, the awards will be canceled. Ms. Levene's award was prior to her promotion to President, National Media Group.
(2)The August 24, 2020 grants of RSUs shown in this column will vest in full on the third anniversary of the grant date. Dividends, to the extent they are paid by the Company, are paid in cash.
(3)The January 26, 2021 grants of RSUs for Messrs. Harty, Frierott and McCreery were awarded under the Executive Stock Ownership Plan which is designed to encourage increased Company stock holdings by executives. Target levels of individual stock holdings are established by the Human Resources and Compensation Committee for participants in the program. Each participant receives an annual award of RSUs equal to 20% of his or her personal acquisition of Company stock. The incremental stock holdings must be maintained for a period of five years in order for the units to vest. The units awarded are subject to forfeiture prior to vesting which occurs on the fifth anniversary of the date of grant. Dividends, to the extent they are paid by the Company, are paid in cash.
(4)The August 24, 2020 grants of stock options listed in this column will vest in full on the third anniversary of the grant date and will expire on the tenth anniversary of the grant date.
(5)The exercise price equals the closing price of the Company's common stock on the NYSE on the date of grant.
(6)The value of RSUs is based on the fair market value of the Company's common stock on the date of grant. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 15 to the Company's audited consolidated financial statements included in the Form 10-K.
(7)The January 26, 2021 grant of RSUs and stock options for Ms. Levene was a promotional grant which will vest in full on the third anniversary of the grant date. Dividends, to the extent they are paid by the Company, are paid in cash.

Outstanding Equity Awards at Fiscal Year-End 2021
The following table discloses outstanding equity awards as of June 30, 2021, for each NEO.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options – Exercisable (1)	Number of Securities Underlying Unexercised Options – Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Harty	8/13/2013	23,000		47.92	8/13/2023
	8/12/2014	23,000		45.69	8/12/2024
	8/11/2015	23,000		44.72	8/11/2025
	8/09/2016	33,000		52.90	8/09/2026
	8/08/2017	41,000		58.00	8/08/2027
	2/02/2018	75,000		57.85	2/02/2028
	8/21/2018		52,000	52.45	8/21/2028
	9/16/2019		85,000	37.00	9/16/2029
	8/24/2020		214,525	14.25	8/24/2030
	1/28/2017					990		43,006
	1/27/2018					1,588		68,983
	8/21/2018					16,750	*	727,620
	2/02/2019					3,012		130,841
	9/16/2019					28,500	*	1,238,040
	2/01/2020					3,868		168,026
	8/24/2020					121,175	*	5,263,842
	1/26/2021					4,542		197,304
Frierott	8/24/2020		48,925	14.25	8/24/2030
	3/09/2020					23,192	*	1,007,460
	8/24/2020					27,625	*	1,200,030
Levene	2/02/2019		4,000	53.43	2/02/2029
	9/16/2019		6,550	37.00	9/16/2029
	8/24/2020		12,025	14.25	8/24/2030
	1/26/2021		12,975	21.98	1/26/2031
	2/02/2019					2,000	*	86,880
	9/16/2019					4,650	*	201,996
	8/24/2020					14,550	*	632,052
	1/26/2021					5,325	*	231,318

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options – Exercisable (1)	Number of Securities Underlying Unexercised Options – Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
McCreery	8/11/2015	4,000		44.72	8/11/2025
	8/09/2016	3,800		52.90	8/09/2026
	8/08/2017	3,450		58.00	8/08/2027
	8/21/2018		10,000	52.45	8/21/2028
	9/16/2019		20,000	37.00	9/16/2029
	8/24/2020		54,050	14.25	8/24/2030
	8/21/2018					2,500	*	108,600
	2/02/2019					2,140		92,962
	9/16/2019					6,650	*	288,876
	2/01/2020					242		10,512
	8/24/2020					30,475	*	1,323,834
	1/26/2021					552		23,979
Zieser	8/09/2016	20,000		52.90	8/09/2026
	8/08/2017	18,000		58.00	8/08/2027
	2/02/2018	64,000		57.85	2/02/2028
	8/21/2018		21,000	52.45	8/21/2028
	9/16/2019		32,000	37.00	9/16/2029
	8/24/2020		79,275	14.25	8/24/2030
	8/21/2018					6,550	*	284,532
	9/16/2019					10,675	*	463,722
	8/24/2020					44,775	*	1,945,026
(1)Stock options vested or will vest in full on the third anniversary of the grant date.
(2)The exercise price for stock options is equal to the closing price of the Company's common stock on the NYSE on the date of grant.
(3)Awards of RSUs shown in this column that vest on the third anniversary of the grant date are followed by an (*). All other awards in this column will vest on the fifth anniversary of the grant date.
(4)The market value is calculated using the closing price of the Company's common stock on the NYSE on June 30, 2021, the last trading day of the fiscal year ($43.44).

Option Exercises and Stock Vested in Fiscal 2021

Name	Options Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Harty	—	—	15,449	261,637
Frierott	—	—	—	—
Levene	—	—	—	—
McCreery	—	—	900	13,950
Zieser	—	—	6,550	101,525
(1)Value realized on vesting is computed by multiplying the closing price of the Company's common stock on the NYSE on the vest date by the number of RSUs vesting on such date.

Pension Benefits in Fiscal 2021
The following table shows on a plan-by-plan basis for each NEO: the number of years of credited service (rounded to the nearest whole number), the present value of the accumulated benefit and the value of any payments made during the fiscal year. The present values are generally based on the assumptions used for financial reporting purposes as of the Company's most recent fiscal year-end measurement date. For additional information concerning those assumptions, please see Note 14 to the Company's audited consolidated financial statements included in the Company's Form 10-K. Exceptions include the retirement age, which is assumed to be the earliest time at which a participant may retire under the plan without any benefit reduction due to age, and pre-retirement decrements, which are ignored. The following assumptions were used to calculate the present values in the table:

Measurement date	June 30, 2021
Discount rate
Employees' Retirement Income Plan	2.50%
Replacement Benefit Plan	2.00%
Supplemental Benefit Plan	3.00%
Interest crediting rate
Employees' Retirement Income Plan	2.06%
Replacement Benefit Plan	2.06%
Supplemental Benefit Plan	2.50%
Annuity conversion rate	3
Annuity conversion mortality	2021 IRS Prescribed 417(e)(3) Unisex
Retirement age	65
Compensation and benefit limits	2021 Levels
Salary increases	None
Pre-retirement decrements	None

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Harty	Employees' Retirement Income Plan	17	273,812	—
	Replacement Benefit Plan	17	1,447,383	—
	Supplemental Benefit Plan	16	11,035,487	—
Frierott	Supplemental Benefit Plan	0	39,050	—
Levene	Supplemental Benefit Plan	1	226,514	—
McCreery	Employees' Retirement Income Plan	19	266,113	—
	Replacement Benefit Plan	19	184,826	—
	Supplemental Benefit Plan	18	2,485,864	—
Zieser	Employees' Retirement Income Plan	23	406,668	—
	Replacement Benefit Plan	23	1,844,597	—
	Supplemental Benefit Plan	21	10,706,233	—
For a more complete description of the plans and their purposes, see page 28 of this Proxy Statement.

Nonqualified Deferred Compensation in Fiscal 2021
The following table discloses contributions, earnings and balances under each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of the NEOs. See page 28 of this Proxy Statement for additional information concerning deferred compensation. For SEUs, the aggregate balance was determined by multiplying the number of SEUs held on June 30, 2021 (the last trading day of the fiscal year) by $43.44, the closing price of the Company's common stock on the NYSE on that date. Distributions are paid in accordance with the deferral election, which offers varying deferral periods and payment in lump sums or a series of annual installments following the end of the deferral period. All payments are also subject to Section 409A restrictions of the IRC.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Harty	—	—	—	—
Frierott	—	—	—	—
Levene	98,252	28,216	—	152,652
McCreery	—	—	—	17,808
Zieser	—	—	—	3,577,135

Potential Payments upon Termination

Employment and Other Agreements
The Company has entered into employment agreements with each of the NEOs as summarized below. Each of the employment agreements described below provides for periods of non-solicitation, non-competition and confidentiality following termination.
All payouts described below are subject to the terms of Section 409A of the IRC. The employment agreements with each of the NEOs provide for the delay of any payment or benefit provided by the employment agreement if such amount or benefit would be subject to or incur additional tax, and further, that any such deferred payment will be accumulated and paid in a single lump sum, together with interest compounded annually for the period of the delay, on the earliest date on which such payment can be made without incurring any additional tax.
1.Harty Employment Agreement. The Company entered into an employment agreement with Mr. Harty effective August 10, 2016. The agreement provides for a minimum annual base salary of $800,000 and target Annual Incentive of 90% of base salary, which may be increased at the discretion of the Human Resources and Compensation Committee. Pursuant to his employment agreement, Mr. Harty was granted (i) 33,000 stock options with a three year cliff vesting schedule and a strike price equal to the fair market value of Meredith common stock on the date of the award and (ii) 10,000 RSUs with a three year cliff vesting schedule. Mr. Harty was a participant in the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan (the "2004 Plan"), is currently a participant in the 2014 Plan or successor plans, the Employees' Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Harty in the event his employment is terminated for various reasons as follows:
A.If Mr. Harty's employment were terminated because of death, his base salary would be paid to the legal representative of his estate until the end of the month of the first anniversary of his death, any Annual Incentive earned would be prorated to the date of death and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all awards of restricted stock and RSUs would vest and all stock options would vest and remain exercisable for their full unexpired term.
B.In the event of termination due to "Long-Term Disability," Mr. Harty would receive 100% of his base salary for the first 12 months following such termination, 75% of his base salary for the next twelve month period and 50% of his base salary for the final twelve month period. Mr. Harty would receive his target Annual Incentive for the initial year in which the disability occurs and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.In the event of termination "Without Cause," Mr. Harty, in return for a full release of all employment-related claims, would receive a lump sum payment on or before the sixty-day anniversary of his termination equal to his base salary and target Annual Incentive for a period of 24 months. If Mr. Harty fails to execute the release described above, he would receive only his base salary through the date of notice of termination. Any Annual Incentive earned and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
Mr. Harty's employment agreement also provides that should there be a material change in title, level of responsibility, location or reduction in base salary or target Annual Incentive during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.
D.In the event of voluntary termination or termination for "Cause," Mr. Harty would receive his base salary only through the date of termination. Any Annual Incentive eligibility would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
E.Because Mr. Harty is "Retirement Eligible" under the Company's retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Harty would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP awards would be paid out according to the terms of the awards. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
The following table sets forth the estimated payments and benefits that would have been provided to Mr. Harty if his employment had been terminated as of June 30, 2021 under the circumstances specified and reflects the terms of his employment agreement in effect at such time.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Long-Term Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	2,060,000	2,317,500	1,030,000
Payment of target Annual Incentive (2)	N/A	N/A	2,060,000	N/A	N/A
Payment due under Cash LTIPs (2)	N/A	3,772,000	3,772,000	3,772,000	3,772,000
Pension benefit (lump sum) (3)(4)	13,540,491	13,540,491	13,540,491	N/A	13,540,491
Immediate vesting of stock options	N/A	6,809,385	6,809,385	6,809,385	6,809,385
Immediate vesting of RSUs	N/A	7,837,662	7,837,662	7,837,662	7,837,662
(1)Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2021 and are not duplicated in the above table.
(3)In the event of termination "Without Cause," Mr. Harty shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.
(4)Disabled employees are considered active participants in all retirement plans.
2. Frierott Employment Agreement. The Company entered into an employment agreement with Mr. Frierott, which became effective March 9, 2020. The agreement provides for a minimum annual base salary of $675,000 with any increase in base salary to be determined by the Human Resources and Compensation Committee. Mr. Frierott's target Annual Incentive will be no less than 75% of his base salary. With the agreement Mr. Frierott received a one-time grant of RSUs with a three-year cliff vesting valued at $500,000 based on the fair market value of Meredith common stock on the date of the award. Mr. Frierott is a current participant in the 2014 Plan or successor plans and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Frierott in the event his employment is terminated for various reasons as follows:

A.If Mr. Frierott's employment were terminated because of death, his base salary would be paid to the legal representative of his estate until the end of the month of the first anniversary of his death. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All Restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.In the event of termination due to "Long-Term Disability," Mr. Frierott would receive 100% of his base salary for the first 12 months following such termination, 75% of his base salary for the next twelve month period and 50% of his base salary for the final twelve month period. Mr. Frierott would receive his target Annual Incentive for the initial year in which the disability occurs. Any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the options.
C.In the event of termination "Without Cause," Mr. Frierott, in return for a full release of all employment-related claims, would receive separation payments equal to his base salary for a period of 18 months following the date of notice of termination and a lump sum payment equal to his target Annual Incentive for a period of 18 months. Mr. Frierott would receive a prorated Annual Incentive for the year in which the termination occurs. If Mr. Frierott fails to execute the release described above, he would receive only his base salary through the date of notice of termination. Any equity and Cash LTIP awards would be paid out according to the terms of the awards.
Mr. Frierott's employment agreement also provides that should there be a material change in title, level of responsibility, location or reduction in base salary or target Annual Incentive during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.
D.In the event of voluntary termination or termination for "Cause," Mr. Frierott would receive only his base salary through the date of termination. Any Annual Incentive eligibility would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
The following table sets forth the estimated payments and benefits that would have been provided to Mr. Frierott if his employment had been terminated as of June 30, 2021 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Long-Term Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,012,500	1,518,750	675,000
Payment of target Annual Incentive (2)	N/A	N/A	759,375	N/A	N/A
Payment due under Cash LTIPs (2)	N/A	N/A	133,333	266,667	266,667
Immediate vesting of stock options	N/A	N/A	N/A	1,428,121	1,428,121
Immediate vesting of restricted stock and RSUs	N/A	N/A	N/A	2,214,354	2,214,354
(1)Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2021 and are not duplicated in the above table.

3.    Levene Employment Agreement. The Company entered into an employment agreement with Ms. Levene, which became effective November 30, 2020. The agreement provides for a minimum annual base salary of $675,000 with any increase in base salary to be determined by the Human Resources and Compensation Committee. Ms. Levene's target Annual Incentive will be no less than 80% of her base salary. Ms. Levene is a current participant in the 2014 Plan or successor plans and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Ms. Levene in the event her employment is terminated for various reasons as follows:

A.If Ms. Levene's employment were terminated because of death, her base salary would be paid to the legal representative of her estate until the end of the month of the first anniversary of her death. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the options.
B.In the event of termination due to "Long-Term Disability," Ms. Levene would receive 100% of her base salary for the first 12 months following such termination, 75% of her base salary for the next twelve month period and 50% of her base salary for the final twelve month period. Ms. Levene would receive her target Annual Incentive for the initial year in which the disability occurs and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.In the event of termination "Without Cause," Ms. Levene, in return for a full release of all employment-related claims, would receive separation payments equal to her base salary for a period of 18 months following the date of notice of termination and a lump sum payment equal to her target Annual Incentive for a period of 18 months. If Ms. Levene fails to execute the release described above, she would receive only her base salary through the date of notice of termination. Ms. Levene would receive a prorated Annual Incentive for the year in which the termination occurs. Any equity and Cash LTIP awards would be paid out according to the terms of the awards.
Ms. Levene's employment agreement also provides that should there be a material change in title (other than President, National Media Group), level of responsibility, location or reduction in base salary or target Annual Incentive during the term of the agreement, she will have the right to terminate her employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.
D.In the event of voluntary termination or termination for "Cause," Ms. Levene would receive only her base salary through the date of termination. Any Annual Incentive eligibility would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
The following table sets forth the estimated payments and benefits that would have been provided to Ms. Levene if her employment had been terminated as of June 30, 2021 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Long-Term Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,012,500	1,518,750	675,000
Payment of target Annual Incentive (2)	N/A	N/A	810,000	N/A	N/A
Payment due under Cash LTIPs (2)	N/A	N/A	99,999	114,667	114,667
Immediate vesting of stock options (4)	N/A	N/A	N/A	671,635	671,635
Immediate vesting of restricted stock and RSUs	N/A	N/A	N/A	1,152,246	1,152,246
(1)Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2021 and are not duplicated in the above table.
4. McCreery Employment Agreement. The Company entered into an employment agreement with Mr. McCreery, which became effective July 1, 2018. The agreement provides for a minimum annual base salary of $525,000 with any increase in base salary to be determined by the Human Resources and Compensation Committee. Mr. McCreery's target Annual Incentive will be no less than 60% of his base salary. Mr. McCreery was a participant in the 2004 Plan, is a current participant in the 2014 Plan or successor plans, the Employees' Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. Mr. McCreery's agreement was amended in January 2021 to reflect new without cause termination, non-solicitation and non-competition provisions. The agreement, as amended, or plan documents also provide for payment to Mr. McCreery in the event his employment is terminated for various reasons as follows:

A.If Mr. McCreery's employment were terminated because of death, his base salary would be paid to the legal representative of his estate through the date of his death. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
B.In the event of termination due to "Long-Term Disability," Mr. McCreery would receive his base salary through the date of disability. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
C.In the event of termination "Without Cause," Mr. McCreery, in return for a full release of all employment-related claims, would receive his base salary for a period of 18 months following the date of notice of termination and a lump sum payment equal to his target Annual Incentive for a period of 18 months. If Mr. McCreery fails to execute the release described above, he would only receive his base salary through the date of notice of termination. In addition, any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

D.In the event of voluntary termination or termination for "Cause," Mr. McCreery would receive only his base salary through the date of termination. Any Annual Incentive Eligibility would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
The following table sets forth the estimated payments and benefits that would have been provided to Mr. McCreery if his employment had been terminated as of June 30, 2021 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	600,000	N/A	N/A
Payment of target Annual Incentive (2)	N/A	N/A	780,000	N/A	N/A
Payment due under Cash LTIPs (2)	N/A	N/A	308,332	377,733	377,733
Pension benefit (lump sum) (3)(4)	283,750	283,750	3,028,043	N/A	283,750
Immediate vesting of stock options	N/A	1,706,520	1,706,520	1,706,520	1,706,520
Immediate vesting of RSUs	N/A	1,848,763	1,848,763	1,848,763	1,848,763
(1)Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2021 and are not duplicated in the above table.
(3)In the event of termination "Without Cause," Mr. McCreery shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.
(4)Disabled employees are considered active participants in all retirement plans.

5. Zieser Employment Agreement. The Company entered into an employment agreement with Mr. Zieser, which became effective August 12, 2008 and continued in effect for an initial term through June 30, 2011. The term of employment automatically renews for subsequent one-year terms unless written notice is given by either party. The agreement, as amended on December 30, 2008, provides for a minimum annual base salary of $600,000 with any increase in base salary to be determined by the Human Resources and Compensation Committee. Mr. Zieser's target Annual Incentive will be no less than 70% of his base salary. Mr. Zieser was a participant in the 2004 Plan, is a current participant in the 2014 Plan or successor plans, the Employees' Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Zieser in the event his employment is terminated for various reasons as follows:

A.If Mr. Zieser's employment were terminated because of death, his base salary would be paid to the legal representative of his estate in substantially equal installments until the end of the month of the first anniversary of his death, any Annual Incentive earned as determined by the Human Resources and Compensation Committee would be prorated to the date of death and any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
B.In the event of termination due to "Disability," Mr. Zieser would receive 100% of his base salary for the first 12 months following such termination and 75% of his base salary for the next 12 months. Mr. Zieser would receive his target Annual Incentive for the initial year in which the disability occurs. In addition, any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
C.In the event of termination "Without Cause," Mr. Zieser would be entitled to receive a lump sum payment, within the Short-Term Deferral Period as defined in the agreement, equal to 170% of his base salary through the end of the current term, but no less than a total of 18 months of 170% of base salary. Mr. Zieser would receive his Annual Incentive for the year in which the termination occurs. In addition, any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
Mr. Zieser's employment agreement also provides that should there be a material change in title or level of responsibility during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.

D.In the event of termination for "Cause," Mr. Zieser would receive only his base salary through the date of termination. Any Annual Incentive eligibility would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
E.Because Mr. Zieser is "Retirement Eligible" under the Company's retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Zieser would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP awards would be paid out according to the terms of the awards. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
The following table sets forth the estimated payments and benefits that would have been provided to Mr. Zieser if his employment had been terminated as of June 30, 2021 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,976,250	1,356,250	775,000
Payment due under Cash LTIPs (1)	N/A	1,264,500	1,264,500	1,264,500	1,264,500
Continued health/welfare benefits (2)	N/A	N/A	38,665	N/A	N/A
Pension benefit (lump sum) (3)(4)	13,859,347	13,859,347	13,859,347	N/A	13,859,347
Immediate vesting of stock options	N/A	2,520,117	2,520,117	2,520,117	2,520,117
Immediate vesting of RSUs	N/A	2,693,280	2,693,280	2,693,280	2,693,280
(1)Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2021 and are not duplicated in the above table.
(2)Mr. Zieser's employment agreement requires that the Company provide continued benefits to him and his eligible dependents in the event of termination "Without Cause" through the end of the current term of the agreement which would be June 30, 2021.
(3)In the event of termination "Without Cause," Mr. Zieser shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.
(4)Disabled employees are considered active participants in all retirement plans.
Change in Control
The Company has entered into a CIC Agreement with each of the NEOs. Each CIC Agreement provides for payments and other benefits if (i) the applicable executive is terminated in advance of or within two years of a change in control of the Company for any reason other than death, disability, mandatory retirement, "Cause" or termination by the executive other than for "Good Reason", each as defined in the CIC Agreement, or (ii) the executive provides a notice of termination for any reason during the 30 day period immediately following the first anniversary of the change in control. "Good Reason" includes: an adverse substantial change in position, duties, responsibilities or status; a reduction in base salary; elimination of any benefit or incentive plan; relocation to a place more than 25 miles distance; and other terms as more fully described in the CIC Agreements. In addition, the CIC Agreements provide that a notice of termination by the executive for any reason during the 30 day period immediately following the first anniversary of the change in control will be deemed to be a termination for Good Reason. If an executive's employment is terminated prior to the date a change in control occurs, and if there is a reasonable basis that such termination (1) was at the request of a third party that has taken steps reasonably calculated to effect a change in control of the Company or (2) otherwise arose in connection with or anticipation of a change in control, then such termination shall be treated as a termination following a change in control of the Company. A change in control as defined in the CIC Agreements is summarized briefly as follows:
1.The acquisition by any person or entity of the beneficial ownership of more than 20% of either (a) the then outstanding common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company;
2.The directors who were incumbent at the time of the execution of the CIC Agreement or their successors cease to constitute at least a majority of the Board (not including any director whose nomination or election occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board);

3.The consummation of certain types of transactions including mergers and the sale of all, or substantially all, of the Company's assets; or
4.Approval by the shareholders of a complete liquidation or dissolution of the Company.
Pursuant to the 2014 Plan, immediately upon a change in control of the Company, all outstanding stock options shall become exercisable, all restrictions on restricted stock and RSUs shall lapse and Cash LTIP awards shall be paid or delivered as if the performance goals had been fully achieved. The benefit of the immediate vesting of the stock options, restricted stock, RSUs and payments under the Cash LTIP would have been as follows had a change in control occurred on June 30, 2021.

Award	Harty ($)	Frierott ($)	Levene ($)	McCreery ($)	Zieser ($)
Restricted Stock / RSUs	7,837,662	2,214,354	1,152,246	1,848,763	2,693,280
Stock Options	6,809,385	1,428,121	671,635	1,706,520	2,520,117
Cash LTIPs	3,772,000	800,000	281,000	956,800	1,264,500
Payment Obligations upon Termination Due to Change in Control
The following table sets forth the payment obligations under the CIC Agreements if the NEO's employment is terminated as described above in advance of or within two years of a change in control of the Company. The tables assume that the termination took place on June 30, 2021.

Obligation
NEO's annual base salary times three (based upon the highest annual rate of salary earned during the preceding 12-month period) (1)
Annual Incentive times three (higher of the Annual Incentive target for the year in which the date of termination occurs or the highest Annual Incentive paid in respect of the three fiscal years immediately prior to the year in which the change in control occurred) (1)
Any earned and due Annual Incentive payments (1)(2)
Prorated Annual Incentive through the date of termination (1)(3)
Accrued vacation pay (1)
Any compensation previously deferred (with accrued interest or earnings) (1)
Pension benefits assuming employment continued for three years after the date of termination (1)(4)
Annual matching contribution under the tax-qualified defined contribution plan times three, for each plan (1)
Continuation of medical, dental and life insurance for three years after the date of termination (5)
Continuation of short-term and long-term disability for three years after the date of termination (5)
Continuation of all programs and perquisites for three years after the date of termination (5)
Gross-up payment for tax liabilities (6)
(1)These amounts are to be paid as a lump sum within five days of the date of termination out of the Company's (or its successor's) assets.
(2)Annual Incentive amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2021 and are not duplicated in this section.
(3)There would be no prorated Annual Incentive through the date of termination since the table assumes the date of termination due to change in control is June 30, 2021.
(4)The pension benefit is to be calculated as though the NEO is fully vested and has attained three additional years of age and service under the plans (but not to reduce the NEO's life expectancy).
(5)The benefits are to be continued for three years from the date of termination at the level in effect immediately prior to the change in control or the level in effect at the date of termination, whichever is most favorable to the NEO.
(6)The Company may pay directly to the IRS or other taxing authority, for the benefit of the NEO.
1.Base Salary. The CIC Agreements provide for the lump sum payment of three times the NEO's current annual base salary. The following table sets forth the amount of such payments to each NEO.

Harty	Frierott	Levene	McCreery	Zieser
$3,090,000	$2,025,000	$2,025,000	$1,950,000	$2,325,000

2.Annual Incentive. The CIC Agreements provide for the lump sum payment of three times the Annual Incentive, as defined in the CIC Agreements. The following table shows the amount of such payments to each NEO.

Harty	Frierott	Levene	McCreery	Zieser
$7,024,071	$3,513,114	$2,585,328	$3,469,131	$4,042,080
3.Deferred Compensation. The CIC Agreements provide for the lump sum payment of any compensation previously deferred including any accrued interest or earnings as defined in the deferral agreements. The following table shows the amount of such payments to each NEO.

Harty	Frierott	Levene	McCreery	Zieser
$—	$—	$152,653	$17,809	$3,577,136
4.Pension Benefits. The CIC Agreements provide for an additional three years of age and service to be added (without affecting the life expectancy) in calculating each NEO's pension benefit in the event of a change in control. The following table shows the amount of such payments to each NEO.

Harty	Frierott	Levene	McCreery	Zieser
$17,647,707	$930,764	$1,298,823	$6,023,355	$15,095,282
5.Continuation of Benefits and Perquisites. The CIC Agreements provide that the NEO and his eligible dependents shall continue, to the extent permitted by law, to be covered by all services, programs, perquisites, defined contribution plans and insurance plans in which the NEO participated immediately prior to the time of the change in control, for a period of three years after the NEO's date of termination. The following table shows the cost to the Company for each of the NEOs for each of the benefits and perquisites.

Benefit/Perquisite	Harty ($)	Frierott ($)	Levene ($) (1)	McCreery ($)	Zieser ($)
Matching contribution to tax-qualified defined contribution plan	39,150	39,150	39,150	39,150	39,150
Continuation of medical and dental insurance for three years	54,170	65,317	—	58,837	65,317
Continuation of group, NEO supplemental life and split-dollar life insurance for three years	10,580	3,568	2,825	1,066	29,435
Continuation of short-term, long-term and NEO long-term disability for three years	21,172	7,399	10,961	18,977	21,243
Continuation of professional fees reimbursement for three years (calculated at maximum)	30,000	30,000	30,000	30,000	30,000
Continuation of club dues and auto allowance for three years	157,149	45,315	19,125	84,729	66,175
(1) Ms. Levene was promoted November 30, 2020 and has not yet established club dues and is not currently enrolled in Company offered insurance.
6.Post-Retirement Welfare Benefits. The CIC Agreements provide for an additional three years of age and service to be added to each NEO's post-retirement welfare benefits (including medical, dental and life). Messrs. Harty and Zieser currently meet the requirements to retire and participate in the post-retirement welfare plan. Messrs. Frierott and McCreery and Ms. Levene do not meet the eligibility requirements. The terms of the CIC Agreements provide that active welfare benefits would continue for three years and post-retirement welfare benefits would not commence until the three-year period is over. Therefore, the value of the post-retirement welfare benefits provided from July 1, 2020 through June 30, 2021 is not included.

7.Gross-up Payments. The CIC Agreements provide that the Company will provide to certain NEOs a "gross-up" payment to cover any excise taxes incurred under Section 4999 of the IRC, including all other income-related taxes. Under those circumstances, Messrs. Harty and Zieser would be entitled to receive the following amounts.

Harty	Zieser
$8,960,571	$4,146,889

The NEOs are under no obligation to seek other employment nor shall any compensation earned by the NEOs reduce the amount of any payment provided for under the CIC Agreements.

CEO PAY RATIO DISCLOSURE
According to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to disclose the relationship of the total annual compensation of our median employee and the total annual compensation of our Chairman and CEO for fiscal 2021.
•The total annual compensation of the median employee identified at Meredith was $80,720, which excludes our Chairman and CEO.
•Our Chairman and CEO’s annual total compensation was $7,856,938.
•The ratio of the annual total compensation of our Chairman and CEO to the total annual compensation of our median employee was 97 to 1.
We selected June 30, 2021 as the date on which to determine our median employee, which is a date within the last three months of fiscal 2021. We included approximately 5,200 of our full-time, part-time and temporary workers employed on June 30, 2021 to determine our employee population, all of which are located in the United States and India. Our international employee population, besides India, accounts for less than 1% of the total employee population and thus was excluded. We also did not include freelance workers or temporary employees who were employed and paid by a third party or independent contractors. We identified the median employee by determining each employee’s base salary and bonus, if any, paid during fiscal 2021. The base salaries for new employees hired after July 1, 2020 were annualized to June 30, 2021. After the median employee was identified, we calculated the annual total compensation for the employee using the same methodology we use for our NEOs in the Summary Compensation Table in this Proxy Statement.
Due to the various methodologies and assumptions used in determining the CEO pay ratio, the ratios disclosed by other companies are likely not comparable.

COMPONENTS OF DIRECTOR COMPENSATION
Employee directors receive no additional compensation for Board service. The annual board cash retainer for non-employee directors is $105,000, with an additional Lead Director retainer of $50,000, Audit Committee Chairman retainer of $30,000 and Human Resources and Compensation Committee and Nominating/Governance Committee Chairman retainer of $20,000. Non-employee directors may elect to convert all or half of the annual cash board retainer, including any additional chairman, lead director or committee retainers, into restricted stock or SEUs as follows: 105% of the retainer may be received as restricted stock or SEUs, or 50% of the retainer may be received in cash and 52.5% of the retainer received as restricted stock or SEUs. Restricted stock pays dividends equal to dividends declared by the Company, if any, on common stock and vests one-third each year on the first three anniversaries of the grant date or upon the director's retirement from the Board. SEUs are fully vested but are paid out as common stock on a one-for-one basis only upon the director's resignation, retirement or other termination of service from the Board. Dividends, to the extent they are paid by the Company, on SEUs are reinvested.
In addition to the annual board cash retainer each year, on the date of the Annual Meeting, each non-employee director receives an equity grant of $135,000, half in restricted stock and half in nonqualified stock options. One-third of the number of shares of restricted stock and stock options granted vests each of the first three anniversaries of the grant date. Stock options have an exercise price equal to the closing price of the Company's common stock on the NYSE on the date of the grant and expire on the tenth anniversary of the grant date.
Upon election to the Board, each new non-employee director may choose to receive a grant of 1,200 shares of restricted stock which vests one-third each year on the first three anniversaries of the grant date or a grant of 1,200 SEUs which, although fully vested, are paid out as common stock on a one-for-one basis only upon the director's resignation, retirement or other termination of service from the Board.
For calendar year 2021, five of eight non-employee directors elected to receive all or 52.5% of their annual board cash retainer in the form of restricted stock or SEUs. Fees paid in stock are awarded on the date of the Annual Meeting. Cash retainers are paid in quarterly installments. The Company reimburses directors for out-of-pocket expenses related to in-person attendance at Board and committee meetings. The Company also offers a matching gifts program where every dollar contributed by a director to an eligible charity is matched dollar-for-dollar up to $5,000. The compensation paid to each non-employee director during fiscal 2021 is shown in the table below.
Board of Director retainer reductions of 40% were included with the salary reductions implemented by the Company for the employee population in fiscal 2020 and continuing into fiscal 2021. Since board retainers are paid in advance at the beginning of each quarter, the reductions did not take place until fiscal 2021.

Director Compensation for Fiscal 2021

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)(5)	Option Awards ($)(3)(5)(6)	All Other Compensation ($)(7)	Total ($)
Donald A. Baer	83,083	122,637	67,502	5,000	278,222
Donald C. Berg	83,250	138,394	67,502	5,000	294,146
Gregory G. Coleman	26,250	190,791	67,502	—	284,543
D. Mell Meredith Frazier	108,333	67,511	67,502	—	243,346
Beth J. Kaplan	91,000	67,511	67,502	—	226,013
Paula A. Kerger	38,500	122,637	67,502	5,000	233,639
Stephen M. Lacy (8)	88,000	—	—	5,000	93,000
Christopher Roberts III	91,250	64,511	67,502	—	223,263
Elizabeth E. Tallett	53,333	148,888	67,502	4,000	273,723
(1)Includes retainer reductions due to the impact of COVID-19.
(2)Stock awards (including SEUs) are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(3)All current non-employee directors received a grant of restricted stock with a grant date fair value of $67,511 (4,246 shares) and stock options with a grant date fair value of $67,502 (11,692 stock options) on the date of the 2020 Annual Meeting (November 11, 2020). The value of restricted stock awards is based on the closing price of the Company's common stock on the NYSE on the date of grant. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 15 to the Company's audited consolidated financial statements included in the Form 10-K. The closing price of the Company's common stock on the NYSE on November 11, 2020 was $15.90.
(4)Included in this column, Messrs. Baer, Berg, and Coleman and Mmes. Kerger and Tallett elected to receive 52.5% of their annual retainer in the form of SEUs with the following grant date fair values: Baer - $55,125, Berg - $70,882, Coleman - $55,125, Kerger - $55,125, Tallett - $81,376. Mr. Coleman also received a new director award with a grant date fair value of $20,016, and elected to receive 100% of his prorated Board retainer from his election to the Board until the 2020 Annual Meeting in restricted stock awards with a grant date fair value of $48,125 after the impact of the Board retainer reductions.
(5)As of June 30, 2021, each director held outstanding equity awards as shown in the table below displayed as number of shares:

Name	Options	Restricted Stock	SEUs
Donald A. Baer	44,472	5,902	14,229
Donald C. Berg	56,636	5,902	13,314
Gregory G. Coleman	11,692	8,332	3,467
D. Mell Meredith Frazier	48,536	5,902	—
Beth J. Kaplan	30,486	5,902	1,399
Paula A. Kerger	24,550	6,302	6,119
Stephen M. Lacy (8)(9)	343,911	—	—
Christopher Roberts III	19,853	5,918	—
Elizabeth E. Tallett	67,481	5,902	25,282
(6)Option awards are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(7)Amounts in this column for fiscal 2021 include amounts matched by the Company with respect to a director's charitable contributions under the matching gifts program.
(8)Mr. Lacy's term ended at the 2020 Annual Meeting due to retirement.
(9)Mr. Lacy's outstanding option awards include awards granted during his tenure as an executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of Meredith common stock and Meredith class B stock as of September 30, 2021, at which time there were 40,729,447 shares of Meredith common stock and 5,061,109 shares of Meredith class B stock outstanding, by: (a) each Meredith director; (b) each of Meredith’s NEOs; (c) all Meredith NEOs and directors as a group; and (d) all those known by Meredith to be beneficial owners of more than 5% of the Meredith common stock or the Meredith class B stock. Meredith does not have any class of equity securities outstanding other than its Meredith common stock and its Meredith class B stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to equity awards held by the person that are currently exercisable or would vest based on service-based vesting conditions within 60 days of September 30, 2021. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
The information in the table below regarding the beneficial owners of 5% or more of the Meredith common stock is based on our review of Schedule 13D and Schedule 13G filings with the SEC. Except as indicated by the footnotes below, we believe, based on information available to us, that the persons and entities named in the table have sole voting and sole investment power with respect to all shares they beneficially own, subject to community property laws. Unless otherwise indicated, the address of each beneficial owner is c/o Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

	Name	Common Stock Owned		Class B Stock Owned**		% of Total Voting Power
		Number of Shares***	%***	Sole Voting or Investment Power	%
a.	Beneficial owners of more than 5%
	E. T. Meredith, IV (1)(2) c/o Cheri Cipperley 1716 Locust Street Des Moines, IA 50309	682,412	1.7	2,362,460	46.7	26.2
	D. Mell Meredith Frazier, Director (2)(3)(8)(9) 1716 Locust Street Des Moines, IA 50309	744,771	1.8	2,260,069	44.7	25.6
	BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	6,410,543	15.7	—	—	7.0
	Ariel Investments, LLC (5) 200 E. Randolph Street Suite 2900 Chicago, IL 60601	4,453,221	10.9	—	—	4.9
	The Vanguard Group, Inc. (6) 100 Vanguard Blvd. Malvern, PA 19355	4,125,882	10.1	—	—	4.5
b.	Directors, not listed above, including nominees and executive officers
	Donald A. Baer, Director (7)(8)	61,478	*	—	—	*
	Donald C. Berg, Director (7)(8)	103,008	*	—	—	*
	Gregory G. Coleman, Director (7)(8)	35,696	*	—	—	*
	Jason M. Frierott, CFO	1,138	*	—	—	*
	Thomas H. Harty, Director, Chairman and CEO (8)(9)	669,670	1.2	—	—	*
	Beth J. Kaplan, Director (7)(8)(10)	30,583	*	—	—	*
	Paula A. Kerger, Director (7)(8)	28694	*	—	—	*
	Catherine A. Levene, President - National Media Group	2,008	*	—	—	*
	Patrick J. McCreery, President - Local Media Group (8)(9)	111,972	*	—	—	*
	Christopher Roberts III, Director (8)	16,691	*	—	—	*
	Elizabeth E. Tallett, Director (7)(8)	97,995	*	—	—	*
	John S. Zieser, Chief Development Officer, General Counsel (7)(8)(9)	255,132	*	—	—	*
	All directors and executive officers as a group (2)(3)(7)(8)(9)(10) 14 persons	2,221,542	5.5	2,260,069	44.7	27.2
*    Less than 1%.
**    Meredith class B Stock is not transferable except to members of the family of the holder and certain other related entities. However, Meredith class B stock is convertible share for one share of Meredith common stock at any time into fully transferable Meredith common stock without the payment of any consideration. Holders of Meredith common stock are entitled to cast one vote for each share of Meredith common stock owned on the record date. Holders of Meredith class B stock are entitled to cast ten votes for each share owned on the record date.
***    Shares listed in the table under Meredith "Common Stock Owned” do not include shares of Meredith common stock deemed to be owned by the shareholder as a result of the shareholder’s ownership of Meredith class B stock which is convertible share for share into Meredith common stock.

(1)Edwin T. Meredith IV as investment director / trustee of various trusts created by deceased Meredith family members and as a board member of an Iowa not-for-profit corporation has sole voting and dispositive power with respect to 2,260,048 shares of Meredith class B stock and shared dispositive and voting power with respect to 682,412 shares of Meredith common stock and 102,412 shares of Meredith class B stock.
(2)Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(3)D. Mell Meredith Frazier as investment director / trustee of various trusts created by deceased Meredith family members and as a board member of an Iowa not-for-profit corporation has sole voting and dispositive power with respect to 62,359 shares of Meredith common stock and 2,157,657 shares of Meredith class B stock and shared voting and dispositive power with respect to 682,412 shares of Meredith common stock and 102,412 shares of Meredith class B stock.
(4)Information as of December 31, 2020 based on Schedule 13G/A filed with the SEC. BlackRock, Inc. (“BlackRock”) has sole voting power over 6,315,098 shares of Meredith common stock and sole dispositive power over 6,410,543 shares of Meredith common stock. BlackRock serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 6,410,543 shares of Meredith common stock.
(5)Information as of December 31, 2020 based on Schedule 13G/A filed with the SEC. Ariel Investments, LLC has sole voting power over 4,309,257 shares of Meredith common stock and sole dispositive power over 4,453,221 shares of Meredith common stock.
(6)Information as of December 31, 2020 based on Schedule 13G/A filed with the SEC. The Vanguard Group, Inc. has shared voting power over 66,184 shares of Meredith common stock, sole dispositive power over 4,021,168 shares of Meredith common stock and shared dispositive power over 104,714 shares of Meredith common stock.
(7)Includes SEUs held under the Meredith Corporation Stock Plan as follows (rounded up to the nearest whole number): Baer-14,230, Berg-13,315, Coleman-3,467, Kaplan-1,399, Kerger-6,120, McCreery-410, Tallett-25,282 and Zieser-7,926 for an aggregate total of 72,149.
(8)Includes shares which are subject to presently exercisable stock options or stock options exercisable within 60 days following September 30, 2021 as follows: Baer-33,956, Berg-46,120, Coleman-3,897, Frazier-38,020, Harty-569,525, Kaplan-19,970, Kerger-14,034, McCreery-95,300, Roberts III-9,337, Tallett-46,120 and Zieser-234,275 for an aggregate total of 1,110,554.
(9)Includes shares held by Principal Life Insurance Company as trustee under the 401(k) Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of individual plan participants. Shares held by non-employee directors and executive officers are as follows (rounded up to the nearest whole number): Frazier-2,010, Harty-11,528, McCreery-10,725 and Zieser-54.
(10)Includes shares beneficially owned by spouses and relatives living in the same household with the named individuals and/or shares owned by family partnerships.

AUDIT COMMITTEE DISCLOSURE

Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies and procedures for the approval and pre-approval of the audit, audit-related fees, tax and all other services performed by the Company's independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm's independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee pre-approved all audit, audit-related fees and permitted non-audit services provided by KPMG in fiscal 2021.

Service Fees Paid to Independent Registered Public Accounting Firm
The Company's independent registered public accounting firm for the year ended June 30, 2021 was KPMG. Representatives of KPMG are expected to be in attendance at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.
The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal 2021 and 2020:

	Fiscal 2021 ($)	Fiscal 2020 ($)
Audit Fees (1)	2,705,000	4,170,000
Audit-Related Fees (2)	1,977,000	79,000
Tax Fees (3)	265,166	400,720
Total Fees	4,947,166	4,649,720
(1)Represents fees for the audit of the Company's annual consolidated financial statements for the years ended June 30, 2021 and 2020 and the review of the Company's quarterly consolidated financial statements during such years. Fiscal 2020 audit fees include services for the procedures related to the June 2020 debt offering.
(2)Fiscal 2021 and 2020 consists of financial statement audits of certain employee benefit plans and other general audit and accounting procedures. Fiscal 2021 includes additional costs attributed to the sale of the Local Media Group.
(3)Consists of fees for tax services provided to the Company, including tax planning services and the review of certain tax returns.

The Audit Committee has advised the Company that it has determined that the non-audit services rendered by KPMG during the Company's most recent fiscal year are compatible with maintaining the independence of such registered public accounting firm.

Report of the Audit Committee
The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board, include providing oversight of the Company's financial reporting process through periodic meetings with the Company's independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of internal control over financial reporting. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent registered public accounting firm.
We have reviewed and discussed with senior management the Company's audited consolidated financial statements included in the 2021 Annual Report to Shareholders. Management has confirmed to us that such consolidated financial statements:
1.Have been prepared with integrity and objectivity and are the responsibility of management; and
2.Have been prepared in conformity with U.S. GAAP.
We have discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301, Communications with Audit Committees.
We have received from KPMG a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between KPMG and the Company that, in its professional judgment, may reasonably be thought to bear upon independence. KPMG has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.
The Audit Committee also reviewed management's process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, KPMG audited management's assessment of internal control over financial reporting and has issued a report thereon dated September 10, 2021. In the report, KPMG states that, in its opinion, the Company maintained effective internal control over financial reporting as of June 30, 2021.
In giving our recommendation to the Board, we have relied on:
1.Management's representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. GAAP; and
2.The reports of the Company's independent registered public accounting firm with respect to such consolidated financial statements.
Based upon the review and discussions described above with respect to the Company's audited consolidated financial statements included in the Company's 2021 Annual Report to Shareholders, we have recommended to the Board of Directors that such consolidated financial statements be included in the Company's Annual Report on Form 10-K for filing with the SEC.
AUDIT COMMITTEE
Donald C. Berg, Chair
Donald A. Baer
Gregory G. Coleman
Beth J. Kaplan
Christopher Roberts III

PROPOSAL THREE - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed KPMG as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2022. Services provided to the Company and its subsidiaries by KPMG in fiscal 2021 are described under "Service Fees Paid to Independent Registered Public Accounting Firm" on page 48.
We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance.
Vote Required
The affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG, meaning that the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote on this proposal.
The Board of Directors recommends a vote FOR ratification of the appointment of KPMG as the Company's independent registered public accounting firm for fiscal 2022.
In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

EQUITY COMPENSATION PLANS
The following table sets forth information with respect to the Company's common stock that may be issued under all equity compensation plans of the Company in existence as of June 30, 2021. All of the equity compensation plans for which information is included in the following table have been approved by shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	3,880,589	39.16	4,693,987
Equity compensation plans not approved by shareholders	None	N/A	None
Total	3,880,589	39.16	4,693,987

RELATED PERSON TRANSACTION POLICY AND PROCEDURES
The Company has established written policies and procedures ("Related Person Transaction Policy" or the "Policy") to assist in reviewing transactions involving Meredith and its subsidiaries and related persons (as defined below). This Policy supplements the Company's other conflict of interest policies set forth in the Company's Code of Business Conduct and Ethics and other internal procedures.
The objective of the Board in adopting this Policy is to assure that transactions between the Company and its subsidiaries and these persons are conducted in a manner that is fair to the Company and its shareholders and result in terms that are no less favorable to the Company than transactions between the Company and unaffiliated persons negotiating on an arm's-length basis.
For purposes of the Policy, a related person includes the Company's directors, director nominees and executive officers since the beginning of the Company's last fiscal year, beneficial owners of 5% or more of any class of the Company's voting securities and members of their respective immediate family (as defined in the Policy).

The Policy provides that any proposed transaction is to be promptly reported to the Company's General Counsel and CFO. The CFO will assist in gathering information about the transaction and present the information to the Audit Committee, which is responsible for reviewing the transaction. The Audit Committee will determine if the transaction is a related person transaction and approve, ratify or reject the related person transaction. In approving, ratifying or rejecting a related person transaction, the Committee will consider such information as it deems important to conclude whether the transaction is fair to the Company.
The Company had no reportable related person transactions in fiscal 2021.

ANNUAL REPORT AND ADDITIONAL MATERIALS
The Company is distributing its 2021 Annual Report with this Proxy Statement. Copies of the Company's Form 10-K may be obtained without charge upon written or oral request to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023, (515) 284-3000. The Form 10-K is also available free of charge on www.meredith.com, along with Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Proxy Statements and Annual Reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means convenience for shareholders and cost savings for companies.
This year a number of brokers with account holders who are the Company's shareholders may be householding the Company's proxy materials. A single Proxy Statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a shareholder's broker that it will be householding communications to a shareholder's address, householding will continue until a shareholder is notified otherwise or until a shareholder revokes consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, the shareholder should notify his or her broker directly or direct his or her written request to Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.

How to Receive Future Proxy Statements and Annual Reports Online
To ensure receipt of future Meredith Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail, registered shareholders may elect electronic delivery of all future proxy materials and other shareholder communications simply by updating their shareholder account information either by telephone at (877) 847-4696, via Internet at www.idelivercommunications.com/proxy/mdp/ or email ideliver@afpi.com with “MDP Materials Request” in the subject line.
If you hold your shares in broker or other nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.
If you do consent to Internet delivery, a notation will be made in your account. When future Proxy Statements and Annual Reports become available, you will receive an e-mail notice instructing you how to access them over the Internet.

SUBMITTING SHAREHOLDER PROPOSALS
As described elsewhere in this proxy statement, if the Gray Merger is completed, Meredith will cease to be a public company and, accordingly, would not hold an Annual Meeting of Shareholders in 2022. The dates referenced below will apply in the event that the Gray Merger is not completed and Meredith continues as a public company.

Any shareholder wishing to include a proposal in the Company's Proxy Statement and form of proxy for the 2022 Annual Meeting must submit the proposal so that it is received by the Company no later than July 14, 2022. The proposal should be addressed to Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.
Pursuant to the Company's Bylaws, any shareholder wishing to bring a proposal before the 2022 Annual Meeting (but whose proposal will not be included in the Company's Proxy Statement), must deliver written notice of such proposal in accordance with the requirements of the Bylaws to the Secretary of the Company at the address specified above no earlier than the close of business on the 120th day or no later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting. For 2022, such proposal must be received no earlier than the close of business on August 31, 2022 and no later than the close of business on September 30, 2022 and otherwise comply with the requirements of the Bylaws. If the date of the 2022 meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2021 Annual Meeting, different deadlines will apply.
Pursuant to the Company's Bylaws, any shareholder wishing to propose a nominee for the Board must deliver written notice of such proposed nominee to the Secretary of the Company at the address specified above no earlier than the close of business on the 120th day or no later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting. For 2022, written notice of such proposed nominee must be received no earlier than the close of business on August 31, 2022 and no later than the close of business on September 30, 2022 and otherwise comply with the requirements of the Bylaws. If the date of the 2022 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2021 Annual Meeting, different deadlines will apply.
In the event that the Spin-Off is completed but the Dotdash Merger is not completed, such that SpinCo continues as a public company operating our National Media Group business, SpinCo will publicly disclose the process and deadlines for its shareholders who wish to propose business and nominees for director election at SpinCo’s first annual meeting, which we expect would be held in the second calendar quarter of 2022.

NOTE ABOUT FORWARD-LOOKING STATEMENTS
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements about the Gray Merger, The Dotdash Merger, our environmental, social and corporate governance plans and goals, such as those regarding greenhouse gas emissions, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2021. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

APPENDIX A

The following tables provides reconciliations between the financial measures that are not in accordance with U.S. GAAP, or the non-GAAP financial measures, used in this Proxy Statement and the most directly comparable U.S. GAAP financial measures.

Free Cash Flow – The following table presents net cash provided by operating activities as reported under U.S. GAAP and additions to property, plant, and equipment also as reported under U.S. GAAP. Free cash flow is a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities less capital expenditures. This metric has been included as a measure of the Company’s liquidity and ability to fund its operations.

(In millions)	June 30, 2021
Net cash provided by operating activities	$398.6
Less: additions to property, plant, and equipment	(35.2)
Free cash flow (non-GAAP)	$363.4

Net Debt – The following table presents long-term debt as reported under U.S. GAAP and cash and cash equivalents also reported under U.S. GAAP. Net debt is a non-GAAP measure. Net debt is defined as carrying value of total long-term debt less cash and cash equivalents. Net debt provides additional insight to the Company’s financial position.

(In millions)	June 30, 2021	June 30, 2020
Long-term debt outstanding	$2,791.3	$3,045.4
Less: cash and cash equivalents	(240.2)	(132.4)
Net debt (non-GAAP)	$2,551.1	$2,913.0

A-1

meredith

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

**Vote by Internet, Telephone or Mail**
**24 Hours a Day, 7 Days a Week**

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

**INTERNET/MOBILE – www.proxydocs.com/mdp**

**PHONE – 1-866-883-3382**

**MAIL** – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by December 28, 2021.

**If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.**

*Please detach here*

**The Board of Directors recommends a vote FOR each nominee for director and FOR Proposals 2 and 3.**

01 Mr. Thomas H. Harty
02 Mr. Donald C. Berg
03 Ms. Paula A. Kerger

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

**(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)**

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.**

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

# MEREDITH CORPORATION

## ANNUAL MEETING OF SHAREHOLDERS

**Wednesday, December 29, 2021**
**10:00 a.m. Central Standard Time ("CST")**

**The Annual Meeting of Shareholders will be hosted as a virtual event via the Internet. To register for the virtual meeting, please follow the instructions below:**

- Visit **www.proxydocs.com/mdp** on your smartphone, tablet or computer.
- As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.
- After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the virtual meeting to the email address you provided during registration with a unique link to attend the virtual meeting.

**Meredith Corporation**
**1716 Locust Street**
**Des Moines, IA**

**Common Stock**

# Proxy

**This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") on December 29, 2021.**

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

**If no choice is specified, the proxy will be voted FOR each of the nominees for director and FOR Proposals 2 and 3.**

By signing the proxy, you revoke all prior proxies and appoint Thomas H. Harty and D. Mell Meredith Frazier, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Annual Meeting and all adjournments.

**Voting Instructions to Trustee of the Meredith Corporation Savings and Investment Plan.**

If you are a participant in the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA").

*See reverse for voting instructions.*

**MEREDITH CORPORATION**

**ANNUAL MEETING OF SHAREHOLDERS**

**Wednesday, December 29, 2021**
**10:00 a.m. Central Standard Time ("CST")**

**The Annual Meeting of Shareholders will be hosted as a virtual event via the Internet.**
**To register for the virtual meeting, please follow the instructions below:**

- Visit **www.proxydocs.com/mdp** on your smartphone, tablet or computer.
- As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.
- After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the virtual meeting to the email address you provided during registration with a unique link to attend the virtual meeting.

**Meredith Corporation**
**1716 Locust Street**
**Des Moines, IA**

**Class B Stock**

# Proxy

**This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") on December 29, 2021.**

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

**If no choice is specified, the proxy will be voted FOR each of the nominees for director and FOR Proposals 2 and 3.**

By signing the proxy, you revoke all prior proxies and appoint Thomas H. Harty and D. Mell Meredith Frazier, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Annual Meeting and all adjournments.

**Voting Instructions to Trustees of the Meredith Savings and Investment Plan.**

If you are a participant in the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Meredith Corporation Class B stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee and in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA").

*See reverse for voting instructions.*